UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934 (Amendment No.           )

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Envestnet, Inc.
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April 8, 2020
Chicago, Illinois

Dear Fellow Shareholder:

It is with great pleasure that we invite you to our 2020 Annual Meeting of Shareholders. The meeting will be held on May 13, 2020 at 10:00 a.m. Central Time. As part of our precautions regarding the COVID-19 pandemic, this year’s Annual Meeting will be a virtual-only meeting. You will be able to attend the Annual Meeting, vote and submit your questions during the meeting by visiting https://web.lumiagm.com/241143720.

Our formal agenda for this year’s meeting is to vote on the election of directors; to vote, on an advisory basis, on 2019 executive compensation; and to ratify the selection of our independent registered public accounting firm for 2020. In addition, we will report to you on the highlights of 2019 and discuss the outlook for our business in 2020.

Whether or not you plan to attend the virtual Annual Meeting, your vote on these matters is important to us. Shareholders of record can vote their shares via the Internet, by using a toll-free telephone number or by completing a proxy card and mailing it in the return envelope provided. If you hold shares through your broker or other intermediary, that person or institution will provide you with instructions on how to vote your shares.

If you are a beneficial holder of our shares, we urge you to give voting instructions to your broker so that your vote can be counted. This is especially important since the New York Stock Exchange does not allow brokers to cast votes with respect to the election of directors or the advisory vote on executive compensation unless they have received instructions from the beneficial owner of shares.

We appreciate your continued support, and we hope that you and yours stay safe and healthy. We are closely monitoring developments with the COVID-19 pandemic and taking proactive measures to ensure business continuity. As part of our existing business continuity protocol, we created a pandemic steering committee that meets daily and regularly communicates new information or guidance to employees and customers. As the situation evolves, we will continue to act to support our customers and the health and well-being of our employees and other stakeholders.

Sincerely,

William Crager
Chief Executive Officer

NOTICE OF ANNUAL MEETING

April 8, 2020
Chicago, Illinois

TO THE SHAREHOLDERS OF ENVESTNET, INC.:

The 2020 Annual Meeting of Shareholders of Envestnet, Inc. will be held on May 13, 2020, at 10:00 a.m. Central Time. This year’s Annual Meeting will be a virtual-only meeting via live webcast on the Internet. You will be able to attend the Annual Meeting, vote and submit your questions during the meeting by visiting https://web.lumiagm.com/241143720.

The Annual Meeting will be held for the following purposes:

1.
To elect one Class III director to hold office until the 2022 annual meeting and three Class II directors to hold office until the 2023 annual meeting or, in each case, until his successor is duly elected and qualified or until his earlier resignation, removal, death or incapacity;

2.	To approve, on an advisory basis, 2019 executive compensation;

3.	To ratify the appointment of KPMG LLP as Envestnet’s independent registered public accounting firm for the fiscal year ending December 31, 2020; and

4.	To transact such other business, if any, as lawfully may be brought before the meeting.

Only shareholders of record at the close of business on March 16, 2020, are entitled to notice of, and to vote at, the virtual Annual Meeting.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE SHAREHOLDER MEETING TO BE HELD ON MAY 13, 2020: THIS PROXY STATEMENT, FORM OF PROXY CARD AND OUR 2019 ANNUAL REPORT ARE AVAILABLE AT WWW.ENVESTNET.COM.

Whether or not you plan to attend the virtual Annual Meeting and regardless of the number of shares you own, please vote as promptly as possible via the internet or by telephone in accordance with the instructions in your proxy materials. If you later desire to revoke your proxy for any reason, you may do so in the manner described in the attached proxy statement. For further information concerning the individuals nominated as directors, the proposals being voted upon, use of the proxy and other related matters, you are urged to read the attached proxy statement.

By Order of the Board of Directors,

Shelly O’Brien
Corporate Secretary

ENVESTNET, INC.
35 East Wacker Drive
Suite 2400
Chicago, Illinois 60601
April 8, 2020

PROXY STATEMENT

PROXY STATEMENT SUMMARY

This summary highlights information contained elsewhere in this proxy statement. This summary does not contain all of the information that you should consider, and you should read the entire proxy statement carefully before voting.
References to the “Company,” “Envestnet,” “we,” “us,” or “our” in this proxy statement refer to Envestnet, Inc. and its subsidiaries.
Company Overview
Envestnet is a leading provider of intelligent systems for wealth management and financial wellness. Envestnet’s unified technology enhances advisor productivity and strengthens the wealth management process. Envestnet empowers enterprises and advisors to more fully understand their clients and deliver better outcomes.
Founded in 1999, Envestnet has been a leader in helping transform wealth management, working towards its goal of building a holistic financial wellness network that supports enterprises, advisors and their clients.
Through a combination of platform enhancements, partnerships and acquisitions, Envestnet uniquely provides a financial network connecting software, services, and data, delivering better intelligence and enabling its customers to drive better outcomes.
Leadership Changes
    Following the loss of our former Chairman and Chief Executive Officer and dear friend Judson Bergman (the “former
CEO”), our Board of Directors (the “Board”) appointed William Crager as interim Chief Executive Officer (the “interim CEO”)
and Ross Chapin, our lead independent director since 2015, as the interim Chairman of Envestnet’s Board of Directors (the “interim Chairman”). Effective March 30, 2020, the Board appointed Mr. Crager as Chief Executive Officer and as a member of the Board of Directors. Mr. Crager also continues as Chief Executive, Envestnet Wealth Solutions. Also effective March 30, 2020, the Board appointed Stuart DePina, Chief Executive, Envestnet Data & Analytics, as President of Envestnet. In addition, effective March 30, 2020, the Board appointed James Fox as Chairman of the Board and Charles Roame as Vice Chairman of the Board. With the appointment of Mr. Fox as a non-executive Chairman of the Board, Mr. Chapin no longer serves as lead independent director. References in this proxy statement to actions or responsibilities of the “CEO” refer to actions or responsibilities that were performed by the former CEO up until October 3, 2019 and that, beginning October 3, 2019, are currently being performed by Mr. Crager.
Annual Meeting Information

Date:	May 13, 2020
Time:	10:00 a.m., Central Time
Live Webcast Address:	https://web.lumiagm.com/241143720
Record Date:	March 16, 2020

This year’s Annual Meeting will be a virtual-only meeting via live webcast. You will not be able to attend the Annual Meeting in person.

Proposals and Board Recommendations

Proposals:	Board recommendation:	For more information, see page:
1. Election of one Class III director and three Class II directors	“FOR” each director nominee	17
2. Approval, on an advisory basis, of executive compensation	“FOR”	45
3. Ratification of independent registered public accounting firm	“FOR”	47
Our Board of Directors

				Board Committees:
Director	Age	Director Since	Independent	Audit	Compensation	Nominating and Governance	Compliance and Information Security Committee	Strategy
Luis Aguilar*	66	2016	Y			✓	✓
Anil Arora	59	2015	N
Ross Chapin*	67	2001	Y	✓	✓			✓
William Crager*	56	2020	N
Gayle Crowell	69	2016	Y		✓	✓	Chair
James Fox*	68	2015	Y	✓	Chair	✓		✓
Valerie Mosley	60	2018	Y			✓	✓
Charles Roame	54	2011	Y	✓		Chair	✓	Chair
Gregory Smith	56	2015	Y	Chair	✓	✓		✓
*Director nominees for election at the 2020 Annual Meeting
Executive Compensation Highlights

✓	Pay for performance by basing a substantial part of named executive officer (“NEO”) compensation on Company and individual performance, including Performance Share Units

✓	Conduct annual outreach with investors

✓	Annual say-on-pay advisory vote

✓	Strong emphasis on long-term equity compensation; majority of NEOs’ pay is in the form of equity compensation

✓	Retain an independent compensation consultant

✓	Maintain a Clawback Policy on incentive awards

✓	Require stock ownership (as a multiple of base salary) for NEOs
Board and Corporate Governance Highlights
We are committed to good corporate governance in order to promote the long-term interests of our shareholders, strengthen Board and management accountability, and build public trust in our Company. Our governance framework is described throughout this proxy statement and includes the following highlights:

✓	7 of 9 independent directors	✓	All Board committees are independent
✓	Diverse board that provides a range of viewpoints	✓	Stock ownership requirements for directors and NEOs
✓	Regular board and committee meetings	✓	Regular executive sessions of independent directors
✓	Annual board and committee self-evaluations	✓	Provide continuing education for directors
✓	Risk oversight by full Board and committees	✓	Annual review of CEO succession planning
✓	Directors not “over-boarded”	✓	Code of Ethics and Conduct applicable to all directors, officers and employees
✓	Director resignation policy if a majority of votes are “withheld” from a director in an uncontested election
Corporate Social Responsibility Highlights
Envestnet is committed to integrating sustainability into our everyday actions to help create long-term value for our shareholders and the communities in which we operate. We aim to operate the Company responsibly while managing risks and using our resources wisely. These principles are grounded in a single ultimate aspiration that guides us and inspires us to move forward: making financial wellness a reality for everyone, and building a company that strengthens the communities we serve for generations to come.

In 2019, the Company endeavored to fulfill our commitment to Corporate Social Responsibility in many ways, including:

Focus Area	What We Believe	What We Do
Community
Envestnet is committed to strengthening our communities through empowering employees to make a positive impact in their communities, as well as through developing financial literacy and an understanding of the financial services industry.
• Envestnet Cares - our employee charitable initiative. • Educational programs including: – Envestnet Institute in Classrooms – Envestnet Institute on Campus – Envestnet | MoneyGuide University Program
Environment	Envestnet believes in being responsible citizens, as well as enabling access to sustainable investment products.	• Our platform offers access to sustainable products and services through Impact Investing Solutions. • Reduce our impact through targeted initiatives.
Employees	Envestnet employees are valued members of our Company. We know our team works hard, and that is why we invest in them.
• Offer a comprehensive suite of benefits designed to ensure our employees are taken care of both professionally and personally.
• Promote diversity and inclusion and commit to protecting human rights through policies in our Code of Conduct.
• Women’s Initiative Network created in 2019.

Data & Privacy	Envestnet has a responsibility to employ leading risk management and security measures for the handling of sensitive personal financial data.
• Protecting the personal information of those who use our services is a top priority for Envestnet.
• Envestnet adheres to leading industry practices for data security, regulatory compliance, and privacy.

Envestnet has exemplified its commitment in 2019 by practicing sustainability, advocating volunteerism and philanthropy and actively partnering with our employees, customers and partners on environmental, social and governance initiatives.
Additional information on our Corporate Social Responsibility practices is available on our website located at www.envestnet.com/CSR. Information contained on the website is not incorporated by reference into this proxy statement or any other report we file with the SEC.
QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING AND VOTING
Why has this proxy statement been made available?
Our Board is soliciting proxies for use at our Annual Meeting of Shareholders to be held on May 13, 2020, and any adjournments or postponements of the meeting. The meeting will be held at 10:00 a.m. Central Time and will be a virtual meeting via live webcast on the Internet. You will be able to attend the Annual Meeting, vote and submit your questions during the meeting by visiting https://web.lumiagm.com/241143720. The meeting password is envestnet2020 (case sensitive).
This proxy statement and the accompanying form of proxy are being mailed to shareholders on or about April 8, 2020. This proxy statement provides the information you need to vote at the Annual Meeting. You do not need to attend the Annual Meeting to vote your shares.
What proposals will be voted on at the Annual Meeting?
The following proposals are scheduled to be voted on at the Annual Meeting:

•	Election of one Class III director and three Class II directors.

•	Approval, on an advisory basis, of 2019 executive compensation.

•	Ratification of the selection of KPMG LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2020.
Envestnet’s Board recommends that you vote your shares “FOR” each of the nominees to the Board, “FOR” approval, on an advisory basis, of executive compensation and “FOR” the ratification of the selection of KPMG LLP as our independent registered public accounting firm for 2020.
 Are proxy materials available on the Internet?
Yes. Our proxy statement for the 2020 Annual Meeting, form of proxy card and 2019 Annual Report are available at www.envestnet.com.
Who is entitled to vote?
Owners of our common stock at the close of business on March 16, 2020, the record date for the Annual Meeting, are entitled to vote. On that date, we had 53,195,798 shares of our common stock outstanding and entitled to vote. Our common stock is our only outstanding class of stock.

How many votes do I have?
You have one vote for each share of our common stock that you owned at the close of business on March 16, 2020.
What is the difference between holding shares as a shareholder of record and as a beneficial owner?
Many of our shareholders hold their shares through a bank, broker, or other nominee rather than directly in their own name. As summarized below, there are some differences between shares held directly in your own name and those owned beneficially through a bank, broker, or other nominee.
Shareholder of Record
If your shares are registered directly in your name with our transfer agent, American Stock Transfer & Trust Company,
LLC, you are considered, with respect to those shares, the shareholder of record and these proxy materials are being sent to you directly. As the shareholder of record, you have the right to grant your voting proxy directly or to vote during the Annual Meeting. You may grant your voting proxy in three ways: by mail using the enclosed proxy card, by telephone or by Internet. For information on how to vote by telephone or Internet, see the heading below “May I vote by telephone or via the Internet?” For information on how to vote during the Annual Meeting, see the heading below “How do I vote during the virtual Annual Meeting?”
Beneficial Owner
If your shares are held by a bank, broker, or other nominee, you are considered the beneficial owner of shares held in “street name,” and our proxy materials are being forwarded to you by your bank, broker, or other nominee who is considered, with respect to those shares, the shareholder of record. As the beneficial owner, you have the right to direct your bank, broker, or other nominee on how to vote your shares and are also invited to attend the virtual Annual Meeting. However, because you are not the shareholder of record you may only vote your shares during the Annual Meeting if your bank, broker or other nominee has provided a signed legal proxy giving you the right to vote those shares and you follow the other instructions described below under the heading “How do I vote during the virtual Annual Meeting?” If your shares are held in street name and you would like to vote by telephone or by Internet, you will need to contact your bank, broker, or other nominee for instructions.
How do I vote by proxy if I am a shareholder of record?
If you are a shareholder of record, you must properly submit your proxy card (by telephone, via the Internet or by mail) so that it is received by us before the Annual Meeting. The individuals named on your proxy card will vote your shares as you have directed. If you sign the proxy card (including electronic signatures in the case of Internet or telephonic voting) but do not make specific choices, your shares will be voted as recommended by the Board:

•	“FOR” the election of each director nominee;

•	“FOR” the approval, on an advisory basis, of executive compensation; and

•	“FOR” the ratification of KPMG LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2020.
If any other matter is presented at the Annual Meeting, your proxy will be voted in accordance with the best judgment of the individuals named on the proxy card. As of the date of this proxy statement, we know of no other matters to be acted on at the Annual Meeting.
How do I give voting instructions if I am a beneficial owner?
If you are a beneficial owner of shares, you will receive instructions from your bank, broker, or other nominee as to how to vote your shares. If you give instructions to your bank, broker, or other nominee, the bank, broker, or other nominee will vote your shares as you direct. If your broker does not receive instructions from you about how your shares are to be voted, one of two things can happen, depending on the type of proposal. Pursuant to rules of the New York Stock Exchange (the “NYSE”), brokers have discretionary power to vote your shares with respect to “routine” matters, but they do not have discretionary power to vote your shares with respect to “non‑routine” matters. The election of directors and advisory approval of executive compensation are considered “non‑routine” matters and, as such, brokers holding shares beneficially owned by their clients do not have the ability to cast votes with respect to those matters unless the broker has received instructions from the beneficial owner of the shares.
It is therefore important that you provide instructions to your broker if your shares are beneficially held by a broker so that your vote with respect to election of directors and the advisory vote to approve executive compensation, and any other matters treated as non‑routine by the NYSE, is counted.
May I vote by telephone or via the Internet?
Yes. If you are a shareholder of record, you have a choice of voting by telephone using a toll‑free telephone number, voting over the Internet, or voting by completing the enclosed proxy card and mailing it in the return envelope provided. To vote by telephone or via the Internet, follow the instructions provided on the proxy card. We encourage you to vote by telephone or over the Internet because your vote will be tabulated faster than if you mailed it. If you vote by telephone or Internet, you may incur costs, such as usage charges from Internet access providers and telephone companies. You will be responsible for those costs.
If you are a beneficial owner and hold your shares in “street name”, you will need to contact your bank, broker, or other nominee to determine whether you will be able to vote by telephone or electronically through the Internet.
Whether or not you plan to attend the virtual Annual Meeting, we urge you to vote. Voting by telephone or over the Internet or returning your proxy card by mail will not affect your right to attend the virtual Annual Meeting and vote.
May I revoke my proxy or my voting instructions?
Yes. If you change your mind after you vote, if you are a shareholder of record, you may revoke your proxy by following any of the procedures described below. To revoke your proxy:

•	Send in another signed proxy with a later date or resubmit your vote by telephone or the Internet;

•	Send a letter revoking your proxy to Envestnet’s Corporate Secretary at 35 East Wacker Drive, Suite 2400, Chicago, Illinois, 60601; or

•	Attend the virtual Annual Meeting and vote during the meeting at https://web.lumiagm.com/241143720.
If you are a beneficial owner and hold your shares in “street name,” you will need to contact your bank, broker, or other nominee to determine how to revoke your voting instructions.
If you wish to revoke your proxy or voting instructions, you must do so in sufficient time to permit the necessary examination and tabulation of the subsequent proxy or revocation before the vote is taken.
How do I vote during the virtual Annual Meeting?
You may attend the Annual Meeting and vote your shares at https://web.lumiagm.com/241143720 during the meeting. Follow the instructions provided to vote.
If you are a shareholder of record, you will need the 11-digit control number found on your proxy card and the meeting password envestnet2020 (case sensitive).
If you are a beneficial owner and hold your shares in “street name,” you must first obtain a valid legal proxy from your bank, broker, or other nominee and then register in advance to attend the Annual Meeting. Follow the instructions from your bank, broker, or other nominee included with these proxy materials, or contact your bank, broker, or other nominee to request a legal proxy form. After obtaining a valid legal proxy from your bank, broker, or other nominee, to then register to attend the Annual Meeting, you must submit proof of your legal proxy reflecting the number of your shares along with your name and email address to American Stock Transfer & Trust Company, LLC (“AST”). Requests for registration should be directed to proxy@astfinancial.com or to facsimile number 718-765-8730. Written requests can be mailed to:

American Stock Transfer & Trust Company LLC
Attn: Proxy Tabulation Department
6201 15th Avenue
Brooklyn, NY 11219

Requests for registration must be labeled as “Legal Proxy” and be received no later than 5:00 p.m., Eastern Time, on Tuesday, May 5, 2020.

Even if you plan to attend the virtual Annual Meeting, Envestnet recommends that you vote your shares in advance as described above so that your vote will be counted if you later decide not to attend the Annual Meeting.
Why are we holding the Annual Meeting virtually?
Our Board annually considers the appropriate format of our annual meeting of shareholders. As part of our effort to maintain a safe and healthy environment for our directors, members of management and shareholders who wish to attend the Annual Meeting, and in light of the COVID-19 pandemic, our Board believes that hosting a virtual Annual Meeting this year is in our best interest and the best interests of our shareholders.
How can I ask questions at the virtual Annual Meeting?
In order to submit a question at the virtual Annual Meeting, you will need your 11-digit control number and the meeting password envestnet2020 (case sensitive). If you are a shareholder of record, the control number can be found on your proxy card. If you are a beneficial owner and hold your shares in “street name,” you can obtain a control number from AST after you register to attend the Annual Meeting as described above under the heading “How do I vote during the virtual Annual Meeting?” You may log in 15 minutes before the start of the Annual Meeting and submit questions online. You will also be able to submit questions during the Annual Meeting.
What do I do if I have technical problems during the virtual Annual Meeting?
If you encounter any difficulties accessing the virtual Annual Meeting webcast, please call toll free (800) 937-5449 or email help@astfinancial.com.
Could emerging developments regarding the COVID-19 pandemic affect our ability to hold the Annual Meeting as planned?
We are closely monitoring developments with the COVID-19 pandemic. As of the date of this proxy statement, we plan to hold a virtual Annual Meeting as disclosed in this proxy statement. If we decide to change the location, date or time of the Annual Meeting, we will issue a press release announcing the change and will file the press release with the U.S. Securities and Exchange Commission (“SEC”) promptly after a decision is made and as soon as practicable prior to the meeting.
What votes need to be present to hold the Annual Meeting?
To have a quorum for our Annual Meeting, the holders of a majority of our shares of common stock outstanding as of March 16, 2020 must be present in person or represented by proxy at the Annual Meeting. The electronic presence of a shareholder at the virtual Annual Meeting will be counted as a shareholder present in person for purposes of determining a quorum.
What vote is required to approve each proposal?
Directors are elected by a plurality vote, which means that the nominees receiving the most affirmative votes will be elected, up to the number of directors to be chosen at the meeting. However, if the majority of the votes cast for a director are withheld, then, notwithstanding the valid election of such director, our by‑laws provide that such director will voluntarily tender his or her resignation for consideration by our Board. Our Board will determine whether to accept the resignation of such director. All other matters submitted for shareholder approval require the affirmative vote of the majority of shares present in person electronically or represented by proxy and entitled to vote.
How are votes counted?
In the election of Envestnet directors, your vote may be cast “FOR” all of the nominees or your vote may be “WITHHELD” with respect to one or more of the nominees. Your vote may be cast “FOR” or “AGAINST” or you may “ABSTAIN” with respect to the proposals relating to the advisory vote to approve executive compensation and the ratification of Envestnet’s independent registered public accounting firm.
If you sign (including electronic signatures in the case of Internet or telephonic voting) your proxy card with no further instructions, your shares will be voted in accordance with the recommendations of the Board. If you sign (including electronic signatures in the case of Internet or telephonic voting) your broker voting instruction card with no further instructions, your shares will be voted in the broker’s discretion with respect to routine matters but will not be voted with respect to non‑routine matters. As described under the header “How do I give voting instructions if I am a beneficial holder?” the election of directors and the advisory vote to approve executive compensation are considered non‑routine matters.
We will appoint one or more inspectors of election to count votes cast in person electronically or by proxy.
What is the effect of broker non‑votes and abstentions?
A broker “non‑vote” occurs when a broker holding shares for a beneficial owner does not vote on a particular proposal because the broker does not have discretionary voting power for that particular item and has not received instructions from the beneficial owner as to how to vote.
Common stock owned by shareholders electing to abstain from voting with respect to any proposal will be counted towards the presence of a quorum. Common stock that is beneficially owned and is voted by the beneficial holder through a broker or bank will be counted towards the presence of a quorum, even if there are broker non‑votes with respect to some proposals, as long as the broker votes on at least one proposal. Broker “non‑votes” will not be considered present and voting with respect to elections of directors or other matters to be voted upon at the Annual Meeting. Therefore, broker “non‑votes” will have no direct effect on the outcome of any of the proposals. Abstentions will be considered present and voting and will have the effect of a vote against a proposal.
Who will pay the costs of soliciting proxies for the Annual Meeting?
Envestnet will pay all the costs of soliciting proxies for the Annual Meeting. Our directors and employees may also solicit proxies by telephone, by fax or other electronic means of communication, or in person. We will reimburse banks, brokers, and other nominees for the expenses they incur in forwarding the proxy materials to you.

Where can I find the voting results?
We will report the voting results in a Form 8‑K that we will file with the SEC within four business days after the Annual Meeting. You can find the Form 8‑K at www.sec.gov or on our website at www.envestnet.com.
Will Envestnet’s independent registered public accounting firm attend the Annual Meeting?
Representatives of KPMG LLP (“KPMG”) will attend the virtual Annual Meeting and will have the opportunity to make a statement if they wish and will be available to respond to appropriate questions from shareholders.
Do directors attend the Annual Meeting?
Directors are encouraged to attend all meetings of shareholders called by Envestnet. All of our directors, who were members of our Board at the time, attended the 2019 Annual Meeting.
How can a shareholder, employee, or other interested party communicate directly with our Board?
Our Board provides a process for shareholders, employees or other interested parties to send communications to our Board. Shareholders, employees or other interested parties wanting to contact the Board, the independent directors, the Chairman of the Board, the chairperson of any Board committee, or any other director may send written communications to the Board by email at corpsecy@envestnet.com or by mail at c/o Corporate Secretary, 35 East Wacker Drive, Suite 2400, Chicago, Illinois, 60601. Communication with the Board may be anonymous. The Secretary will forward all communications addressed to the Board, to the Chairperson of the Audit Committee or the Chairperson of the Nominating and Governance Committee, who will then determine when it is appropriate to distribute such communications to other members of the Board or to management.
Whom should I call if I have any questions?
If you have any questions about the virtual Annual Meeting or voting, please contact Shelly O’Brien, our Corporate Secretary, at (312) 827‑2800 or at corpsecy@envestnet.com. If you have any questions about your ownership of Envestnet common stock, please contact Investor Relations at (312) 827‑3940 or by email at investor.relations@envestnet.com.

CORPORATE GOVERNANCE
Overview
We review annually, internally and with the Board, the provisions of the Sarbanes‑Oxley Act of 2002, the rules of the SEC and the NYSE’s listing standards regarding corporate governance policies and processes, and are in compliance with the rules and listing standards. We have adopted Corporate Governance Guidelines covering issues such as executive sessions of the Board, director qualification standards, including independence, director responsibilities, and Board self‑evaluations. We have also adopted a Code of Business Conduct and Ethics for our employees and directors and charters for each of our Audit, Compensation, Nominating and Governance, Compliance and Information Security and Strategy Committees. A copy of our Corporate Governance Guidelines, our Code of Business Conduct and Ethics and each committee charter, is available on our website located at www.envestnet.com and you can view and print these documents by accessing our website, then clicking on “Investor Relations,” followed by “Corporate Governance.” In addition, you may request copies of the Corporate Governance Guidelines, the Code of Business Conduct and Ethics and the committee charters by contacting our Corporate Secretary via telephone at (312) 827‑2800, facsimile at (312) 621-7091 or e‑mail at corpsecy@envestnet.com. Our website address is provided as an inactive textual reference only; the information provided on or accessible through our website is not part of this proxy statement.
Leadership Changes
Following the unexpected and sudden passing of our former Chairman and CEO Judson Bergman, our Board of Directors implemented Envestnet’s emergency succession plan. Effective October 3, 2019, our Board appointed William Crager as interim CEO and Ross Chapin, our lead independent director since 2015, as the interim Chairman of Envestnet’s Board of Directors.
Effective March 30, 2020, our Board appointed Mr. Crager as Envestnet’s Chief Executive Officer and as a member of the Board of Directors. The Board’s decision was based on numerous factors, including Mr. Crager’s extensive experience in the financial services industry, including 20 years with Envestnet, his demonstrated leadership and management qualities, his strong relationships with our customers as well as Mr. Crager’s performance as interim CEO since October 2019. Mr. Crager also continues as Chief Executive, Envestnet Wealth Solutions.

In addition, effective March 30, 2020, the Board appointed Stuart DePina, Chief Executive, Envestnet Data & Analytics, as President of Envestnet. Also effective March 30, 2020, the Board appointed James Fox as Chairman of the Board and Charles Roame as Vice Chairman of the Board. With the appointment of Mr. Fox as a non-executive Chairman of the Board, Mr. Chapin no longer serves as lead independent director.

Corporate Governance Highlights
Our independent directors meet at regularly scheduled executive sessions without the participation of management. James Fox, our Chairman, is the presiding director for executive sessions of independent directors.

Seven of our nine directors are independent. Mr. Crager is not considered an independent director because he is our CEO. Mr. Arora is not considered an independent director because he was an executive officer of the Company within the last three years.

Only independent directors may serve on the Audit and Compensation Committees. In addition, a majority of the directors that serve on the Nominating and Governance, Compliance and Information Security, and Strategy Committees must be independent. Currently, each committee of our Board is composed entirely of independent directors.
Our Audit Committee hires, determines the compensation of, and decides the scope of services performed by our independent registered public accounting firm. In addition, no member of our Audit Committee currently serves on the audit committees of more than two public companies (including Envestnet). Our Audit Committee charter provides that if a member of the Audit Committee simultaneously serves on the audit committees of more than three public companies, the Board will determine if such simultaneous service would impair the ability of such member to effectively serve on the Audit Committee.
Our Compensation Committee evaluates the performance of the CEO based on corporate goals and objectives and, with the other independent directors, sets the CEO’s compensation. The Compensation Committee also has responsibility for evaluating the performance of our senior management and determining executive compensation.
The Compensation Committee works with the Nominating and Governance Committee and the CEO on succession planning.
The Board and each committee of the Board performs an annual self‑evaluation.

We have adopted a Code of Business Conduct and Ethics applicable to all directors, officers, and employees that sets forth basic principles to guide their day‑to‑day activities. The Code of Business Conduct and Ethics addresses, among other things, conflicts of interest, corporate opportunities, confidentiality, fair dealing, protection and proper use of company assets, compliance with laws and regulations, including insider trading laws, and reporting illegal or unethical behavior.
Envestnet holds regular Board meetings that last approximately two days each. In addition, our Board holds an annual business review meeting to assess specific areas of our operations and to learn about general trends affecting the wealth management industry. We also provide our directors with the opportunity to attend continuing education programs.
The Board of Directors
Our Board oversees our business and monitors the performance of management. The directors keep themselves up‑to‑date on the Company by discussing matters with the CEO, other key executives and our principal external advisors, such as outside legal counsel, outside auditors, investment bankers, and other consultants, by reading the reports and other materials that we send them regularly and by participating in Board and committee meetings.
The Board usually meets seven times per year in regularly scheduled meetings, but will meet more often if necessary. From time to time, the Board has telephonic sessions on various topics. The Board met nineteen times, including these telephonic sessions, during 2019. All of our directors attended at least 75% of the aggregate number of meetings of the Board and committees of the Board of which they were a member held while they were in office during the year ended December 31, 2019.
Director Independence
In February 2020, our Board determined that the following directors are independent under the listing standards of the NYSE: Luis Aguilar, Ross Chapin, Gayle Crowell, James Fox, Valerie Mosley, Charles Roame, and Gregory Smith. In making its determination of independence, the Board applied the categorical standards for director independence set forth in the NYSE’s rules and therefore determined that no other material relationships existed between us and these directors. The Board also considered the other directorships held by the independent directors and determined that none of these directorships constituted a material relationship with us.
In addition, our Board determined that Mr. Smith, Mr. Chapin, Mr. Fox, and Mr. Roame, the members of our Audit Committee, satisfy the audit committee independence requirements of Rule 10A-3 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and that Mr. Fox, Mr. Chapin, Ms. Crowell and Mr. Smith, the members of our Compensation Committee, satisfy the additional independence requirements for members of the compensation committee under the NYSE listing standards.

The Committees of the Board
Our Board has five standing committees: an Audit Committee, a Compensation Committee, a Compliance and Information Security Committee, a Nominating and Governance Committee, and a Strategy Committee.
The Audit Committee
The Audit Committee provides oversight of the integrity of our financial statements and financial reporting process, the system of internal controls, the audit process, the performance of our internal audit program, and the performance, qualification, and independence of the independent registered public accounting firm KPMG.
The Audit Committee is composed entirely of independent directors, as defined by the NYSE listing standards, who also satisfy the requirements of Rule 10A-3 under the Exchange Act.
The members of the Audit Committee are currently Mr. Smith (Chairperson), Mr. Chapin, Mr. Fox, and Mr. Roame.
The Board has determined that each member of the Audit Committee satisfies the financial literacy requirements of the NYSE and that each is an audit committee financial expert, as that term is defined under SEC rules. For additional information about the qualifications of the Audit Committee members, see their respective biographies set forth in “Proposal No. 1: Election of Directors”.
The Audit Committee held eight meetings during 2019. Audit Committee meetings are usually held in conjunction with the regularly scheduled meetings of the Board. At least quarterly, the Audit Committee met with management, KPMG, the Chief Financial Officer, the Chief Accounting Officer and the General Counsel to review, among other matters, the overall scope and plans for the independent audit, and the results of such audit; critical accounting estimates and policies; compliance with our conflict of interest and Code of Business Conduct and Ethics policies.
At least quarterly in 2019, the Audit Committee met in executive session (i.e., without management present) with representatives of KPMG to discuss the results of KPMG’s work.
The Compensation Committee
The Compensation Committee has responsibility for evaluating the performance of the CEO and senior management and determining executive compensation in conjunction with the independent directors. The Compensation Committee also works with the Nominating and Governance Committee and the CEO on succession planning.
The Compensation Committee is composed entirely of independent directors, as defined by the NYSE listing standards, who also satisfy the additional independence requirements specific to compensation committee members set forth in the NYSE listing standards.
The members of the Compensation Committee are currently Mr. Fox (Chairperson), Mr. Chapin, Ms. Crowell, and Mr. Smith.
The Compensation Committee held seven meetings during 2019.
The Compliance and Information Security Committee
The Compliance and Information Security Committee provides oversight of, and reviews, assesses and makes recommendations to our Board regarding, our regulatory compliance programs and information technology security framework.
The Compliance and Information Security Committee is composed entirely of independent directors, as defined by the NYSE listing standards.
The members of the Compliance and Information Security Committee are Ms. Crowell (Chairperson), Mr. Aguilar, Ms. Mosley and Mr. Roame.
The Compliance and Information Security Committee held four meetings during 2019.
The Nominating and Governance Committee
The responsibilities of the Nominating and Governance Committee include identifying individuals qualified to become Board members, recommending director nominees to the Board, and developing and recommending corporate governance guidelines. The Nominating and Governance Committee also has the responsibility to review and make recommendations to the full Board regarding director compensation. In addition to general corporate governance matters, the Nominating and Governance Committee assists the Board and its committees in their self‑evaluations. The Nominating and Governance Committee also works with the Compensation Committee and the CEO on succession planning.
The Nominating and Governance Committee is composed entirely of independent directors, as defined by the NYSE listing standards.

The members of the Nominating and Governance Committee are Mr. Roame (Chairperson), Mr. Aguilar, Ms. Crowell, Mr. Fox, Ms. Mosley and Mr. Smith.
The Nominating and Governance Committee held four meetings during 2019.
The Strategy Committee
From time to time prior to December 2019, the Board had utilized an ad hoc strategy committee to provide oversight of the Company’s overall business strategy and strategic initiatives. In December 2019, the Board made the Strategy Committee a standing committee of the Board. The Strategy Committee reviews and provides guidance to the management team and the Board with respect to the Company’s overall business strategy and strategic initiatives. The Strategy Committee’s responsibilities include review with, and recommendations to, management and the Board regarding the development, adoption, modification, and implementation of the Company’s strategic plan. The Strategy Committee also has the responsibility to review and make recommendations to the Board regarding specific strategic initiatives, including acquisitions, divestitures, joint ventures, and strategic alliances. The Strategy Committee is composed entirely of independent directors, as defined by the NYSE listing standards.
The members of the Strategy Committee are Mr. Roame (Chairperson), Mr. Chapin, Mr. Fox and Mr. Smith.
Restrictions on Short-term Speculative Transactions, Hedging and Pledging
Short-Term Speculative Transactions and Hedging
We consider it improper and inappropriate for directors, officers, employees, consultants and temporary contract workers (whom we refer to as “covered persons”) to engage in short-term or speculative transactions in our securities. Consequently, we have adopted a policy that prohibits covered persons from engaging in short sales of our securities (sales of securities that are not then owned), including “sales against the box” (sales with delayed delivery) and in transactions in publicly traded options on our securities (such as puts, calls and other derivative securities) on an exchange or in any other organized market. We also only allow “standing orders” for a brief period of time.
Furthermore, we believe that certain forms of hedging or monetization transactions, such as zero-cost collars and forward sale contracts, may result in a misalignment of our interests and the interests of covered persons. Accordingly, we have adopted a policy that prohibits hedging transactions and all other similar forms of monetization transactions. For purposes of this policy, hedging includes the purchase of financial instruments (including prepaid variable forward contracts, equity swaps, collars and exchange funds), or engaging in any other transaction, that hedge or offset, or are designed to hedge or offset, any decrease in the market value of our securities.
Margin Accounts and Pledging
Envestnet’s current policy permits covered persons to hold our securities in margin accounts and pledge our securities in limited circumstances to strike an appropriate balance between the ability of covered persons to manage their financial affairs with the potential adverse impact to shareholders and the Company that could result from the pledging of a significant number of Company securities by covered persons. Covered persons are prohibited from holding our securities in a margin account or pledging our securities as collateral for a loan unless the covered person clearly demonstrates the ability the repay any obligations arising under the margin account or any loan without resorting to the securities held in the margin account or pledged securities in the case of a loan. We believe that a complete ban on pledging could discourage our executive officers, directors and other covered persons from owning significant levels of Envestnet securities, which we believe would negatively affect shareholders.
Envestnet securities may constitute a significant portion of our officers’s and directors’s personal assets. As a result, situations may arise in which using Envestnet securities as collateral for his or her financial obligations or holding Envestnet securities in a margin account is an attractive means to obtain liquidity rather than achieving it through decreased security ownership. Absent the ability to pledge Envestnet securities in this manner, an officer or director may be forced to sell shares, which is not in our shareholders’ best interests. An absolute prohibition on pledging could create a disincentive for our officers and directors to hold substantial amounts of Envestnet securities for long periods. Although securities held in a margin account or pledged as collateral for a loan may be sold by the broker if a covered person fails to meet a margin call or by the lender in foreclosure if the covered person defaults on the loan, we believe that our policy’s requirement that the covered person demonstrate the ability to repay any obligations arising under the margin account or any loan both effectively mitigates the risk that forced sales of pledged shares could prompt a broader sell-off or further depress a declining stock price and provides our officers and directors with reasonable flexibility to use their Envestnet securities as collateral for loans for needed liquidity and encourages them to retain substantial ownership of our securities.

Board Leadership Structure
The Nominating and Governance Committee of our Board evaluates the Board’s leadership structure on a regular basis.
The Company’s By-laws and the Corporate Governance Guidelines do not require the separation of the positions of the Chairman and the CEO. The Corporate Governance Guidelines permit the Board to determine the most appropriate leadership structure for the Company at any given time and give the Board the ability to choose a Chairman that it deems best for the Company.
Historically, the Board believed the combined role of CEO and Chairman under Mr. Bergman was the appropriate leadership structure for the Company. Combining the CEO and Chairman roles under Mr. Bergman provided efficient and effective decision-making and unified leadership for the Company, with a single person setting the tone for management of the Company. Mr. Bergman was well-suited to serve in the Chairman role because his familiarity with the Company’s business enabled him to effectively lead the Board in its discussion, consideration, and execution of the Company’s strategy. The Board also felt that the combined roles of Chairman and CEO were appropriately balanced by the designation of a lead independent director, Mr. Chapin. Mr. Chapin’s responsibilities as lead independent director included, among other things, presiding over all executive sessions of the non‑employee directors, where non‑employee directors meet outside the presence of the management directors, presiding at all other meetings of the Board at which the Chairman was not present, serving as a liaison between the Chairman and the independent directors and discussing with the Chairman all information sent to the Board, including meeting agendas.
Following Mr. Bergman’s passing, the Board decided to separate the positions of interim CEO and interim Chairman and designated our lead independent director, Ross Chapin, who had served as our lead independent director since 2015, as our interim Chairman. The Board felt that separating the two positions at that time would allow the interim CEO to focus on the transition following Mr. Bergman’s passing while providing for a more engaged Board presence through an interim Chairman. Given the successful transition and effective management of the Company under the interim CEO and interim Chairman, the Board determined that separating the positions of CEO and Chairman at this time is the most appropriate leadership structure for the Company. Effective March 30, 2020, the Board appointed independent director James Fox as Chairman of the Board. The Chairman’s responsibilities include, among other things: presiding over all meetings of the Board and executive sessions of the independent directors; presiding over meetings of stockholders; serving as a liaison between management of the Company and the Board; and discussing with the CEO agendas for Board meetings and information to be provided to the Board. The other responsibilities of the Chairman are determined by the Board from time to time.
The Board’s Oversight of Risk
Envestnet’s policies and procedures relating to risk assessment and risk management are overseen by our Board. The Board takes an enterprise‑wide approach to risk management that is designed to support our business plans at a reasonable level of risk. A fundamental part of risk assessment and risk management is not only understanding the risks a company faces and what steps management is taking to manage those risks, but also understanding what level of risk is appropriate for our Company. The Board annually approves our business plan, giving consideration to risk management. The involvement of the Board in setting our business strategy is a key part of its assessment of management’s risk tolerance and also its determination of what constitutes an appropriate level of risk for our Company. Each committee of the Board oversees certain risks and the management of such risks. As described further below, however, the entire Board is regularly informed through committee reports and management presentations about such risks.
The Audit Committee of the Board reviews our policies and practices with respect to risk assessment and risk management and discusses with management our major financial risk exposures and the steps that have been taken to monitor and control such exposures.
The Compensation Committee assesses our executive compensation programs to ascertain any potential material risks that may be created by the compensation program.
In conducting this assessment, the Compensation Committee focuses on our incentive compensation programs in order to identify any general areas of risk or potential for unintended consequences that exist in the design of our compensation programs; and to evaluate our incentive plans relative to our enterprise risks to identify potential areas of concern, if any.
The Compensation Committee considered the findings of this assessment of compensation policies and practices and determined that our compensation programs are designed and administered with the appropriate balance of risk and reward in relation to our overall business strategy. The Company’s policies and practices are not structured to encourage executives to take unnecessary or excessive risks, and therefore do not create risks reasonably likely to have a material adverse effect on our Company.
The Nominating and Governance Committee manages risks associated with general corporate governance and succession planning.
The Compliance and Information Security Committee reviews potential risk related to regulatory compliance requirements and reviews and assesses our regulatory compliance programs. The Compliance and Information Security Committee also reviews potential risk related to our information technology systems, including cybersecurity risk, and reviews and assesses our information technology security framework.
Director Self-Evaluations
The Board and each committee of the Board conduct a formal annual self‑evaluation to assess the business skills, experience, and background represented on the Board and to determine whether the Board and its committees are functioning effectively. During the year, the Nominating and Governance Committee receives input on the Board’s performance from directors and discusses the input with the full Board and oversees the self-evaluation process. The self‑evaluation focuses on whether the Board is operating effectively and on areas in which the Board or management believes that the Board or any of its committees could improve. The self-evaluation may be in the form of written or oral questionnaires or interviews and may be conducted by a third party. Each year the Nominating and Governance Committee discusses and considers the appropriate approach and approves the form of the self-evaluation.
The results of the self-evaluation are reviewed by the Nominating and Governance Committee and summarized for the full Board. Any recommendations for improvement are reviewed by the full Board and appropriate plans are initiated by the Board to address such recommendations.
Director Nominations
In accordance with its charter, the Nominating and Governance Committee identifies potential nominees for directors from various sources. When reviewing candidate’s qualifications, the Nominating and Governance Committee considers the relevance of their experience and background as well as their independence, judgment, understanding of our business or other related industries and such other factors as the Nominating and Governance Committee determines are relevant in light of the needs of the Board and our Company. The Nominating and Governance Committee will select qualified candidates and review its recommendations with the Board, which will decide whether to nominate the person for election to the Board. Elections typically occur at our annual meeting but, upon the recommendation of the Nominating and Governance Committee, the Board may approve additions to the Board between annual meetings.
The Board believes that it is important that the Board members represent a diverse mix of viewpoints. The Nominating and Governance Committee works with the Board on an annual basis to determine the appropriate characteristics, skills and experience for the Board as a whole and its individual members in light of the needs of the Board, including the extent to which the current composition of the Board reflects a diverse mix of knowledge, experience, skills and backgrounds. The skills and backgrounds collectively represented on the Board should reflect the diverse nature of the business environment in which the Company operates. In evaluating the suitability of individual Board members, the Board and the Nominating and Governance Committee take into account numerous factors such as the individual’s general understanding of marketing, finance and other disciplines relevant to the success of a publicly traded company; performance as a member of the Board; understanding of the Company’s business; education and professional background, including current employment and other Board memberships; reputation for integrity; gender; race and any other factors they consider to be relevant. The Board evaluates each individual in the context of the Board as a whole, with the objective of recommending a group that can best advance the success of the Company’s business, and represent shareholder interests through the exercise of sound judgment, using its diversity of experience. Any search firm engaged to assist the Board or the Nominating and Governance Committee in identifying candidates for appointment to the Board is specifically directed to include diverse candidates. In determining whether to recommend a director for re‑election, the Nominating and Governance Committee also considers the director’s past attendance at meetings and participation in and contributions to the activities of the Board.
In connection with its self‑evaluation described above under “Director Self-Evaluations,” the Nominating and Governance Committee assesses whether it effectively nominates candidates for director in accordance with the above described standards specified by the Company’s Corporate Governance Guidelines. See each nominee’s and director’s biography appearing later in this proxy statement for a description of the specific experiences that each such individual brings to our Board.
Shareholder Recommendations and Nominations of Director Candidates
The Nominating and Governance Committee will consider a shareholder’s recommendation for directors by following substantially the same process and applying substantially the same criteria as for candidates recommended by other sources, but the Nominating and Governance Committee has no obligation to recommend such candidates for nomination by the Board. To have a director recommendation evaluated by the Nominating and Governance Committee, a shareholder should provide timely notice of its recommendation with the biographical and background materials set forth in Section 5.2 of our by-laws related to director nominations. Shareholder recommendations for directors should be mailed to: Corporate Secretary, Envestnet, Inc., 35 East Wacker Drive, Suite 2400, Chicago, Illinois, 60601. No person recommended by a shareholder will become a nominee for director and be included in a proxy statement unless the Nominating and Governance Committee recommends, and the Board approves, such person.

If a shareholder desires to nominate a person for election as director at a shareholders’ meeting, that shareholder must comply with Section 5.2 of our by‑laws, which requires, among other things, notice not more than 120 days nor less than 90 days in advance of the anniversary of the date of the proxy statement provided in connection with the previous year’s annual meeting of shareholders. For more information, see the section entitled “Shareholder Proposals for 2021 Annual Meeting.”
Related Party Transaction Policy and Procedures
Our Board has adopted a written Related Party transactions policy. This policy applies to any transaction, arrangement or relationship in which we (including any of our subsidiaries) were, are, or will be a participant, the amount involved exceeds $120,000 annually and in which any director, officer, 5% or greater shareholder or certain other related parties or entities (each, a “Related Party”), has a direct or indirect material interest. We refer to these transactions as “Related Party Transactions.” Under the policy, the Audit Committee considers all of the relevant facts and circumstances in determining whether to approve a Related Party Transaction, including:

•	The benefits to us of the proposed Related Party Transaction;

•
The impact on a director’s independence in the event the Related Party is a director, an immediate family member of a director, or an entity in which a director is a partner, shareholder or executive officer;

•	The creation of an actual or apparent conflict of interest;

•	The availability of other sources for comparable products or services;

•	The terms of the proposed Related Party Transaction;

•	The Related Party’s interest in the transaction; and

•	The terms available to unrelated third parties or to employees generally.
The Audit Committee will approve only those Related Party Transactions that are in, or are not inconsistent with, the best interests of our Company and our shareholders, as the Audit Committee determines in good faith.
The following types of transactions do not require approval or ratification under this policy:

•	Transactions involving the purchase or sale of products or services in the ordinary course of business, not exceeding $120,000;

•	Transactions in which the Related Party’s interest derives solely from his or her service as a director of another corporation or organization that is a party to the transaction;

•
Transactions in which the Related Party’s interest derives solely from his or her ownership of less than 10% of the equity interest in another person (other than a general partnership interest) which is a party to the transaction;

•
Transactions in which the Related Party’s interest derives solely from his or her service as a director, trustee or officer (or similar position) of a not‑for‑profit organization or charity that receives donations from us;

•
Compensation arrangements of any executive officer (other than an individual who is an immediate family member of a Related Party) that have been approved by the Compensation Committee of our Board and that are reported in our annual meeting proxy statement or would be reported if the executive officer were a named executive officer; and

•	Director compensation arrangements that have been approved by our Board and that are reported in our annual meeting proxy statement.
Related Party Transactions
Since January 1, 2019, we have had no Related Party Transactions.
Indemnification of Directors and Executive Officers
We have entered into agreements to indemnify our directors and certain of our officers in addition to the right to indemnification provided to such persons in our certificate of incorporation and by‑laws. These agreements will, among other things, require us to indemnify these individuals to the fullest extent permitted under Delaware law, including for certain expenses (including attorneys’ fees), judgments, fines and settlement amounts incurred by such person in any action or proceeding, including any action by or in our right, on account of services by any such person as a director or officer of our Company or as a director or officer of any of our subsidiaries, or as a director or officer of any other company or enterprise if any such person serves in such capacity at our request. We also intend to enter into indemnification agreements with our future directors and executive officers.
Delinquent Section 16(a) Reports
Our executive officers and directors are subject to the reporting requirements of Section 16 of the Securities Exchange Act of 1934, as amended, which we refer to as the Exchange Act. Except as disclosed in the next sentence, we believe that all of our executive officers and directors complied with all filing requirements imposed by Section 16(a) of the Exchange Act on a timely basis during fiscal year 2019. Due to an administrative error, (1) Messrs. Arora, Grinis, Mayer and Thomas and Ms. O’Brien were each late in filing a Form 4 to report our withholding of shares of common stock to satisfy their tax withholding obligations in connection with a vesting of restricted stock units and (2) Mr. Arora was late in filing an additional Form 4 to report the forfeiture of restricted stock units in connection with his stepping down as our Vice Chairman and Chief Executive of Envestnet | Yodlee.
DIRECTOR COMPENSATION
Our non-employee directors receive an annual retainer of $190,000. Directors receive $50,000 of the annual retainer in cash and the remaining $140,000 in restricted stock units. The Chairperson of our Audit Committee receives an additional annual retainer of $25,000. The Chairpersons of our other committees receive an additional annual retainer of $20,000. The former lead independent director received an additional annual retainer of $30,000 for his service as lead independent director in 2019. All non-Chairperson committee members receive an additional annual retainer of $10,000 for each committee on which they serve. Any such additional annual retainer amounts paid to a director for serving on a committee as a Chairperson or as a member are paid 25% in cash and 75% in restricted stock units.
Anil Arora stepped down as Vice Chairman of Envestnet and Chief Executive of Envestnet | Yodlee effective March 1, 2019 and continues to serve as a director on our Board. Mr. Arora became entitled to compensation as a non-employee director beginning April 1, 2020.
Cash amounts paid to directors are paid quarterly with respect to the pro rata portion of fees earned during that quarter. Equity amounts paid to directors are granted once a year no later than March 31st for the amounts earned during the previous year. With respect to equity awards granted in 2019, restricted stock units fully vest on the first anniversary of the grant.
In addition, all directors who join the Board receive an initial equity grant of $100,000 of restricted stock units.
All equity grants to our non‑employee directors are made pursuant to our 2010 Long‑Term Incentive Plan.
We also reimburse all of our directors for their reasonable expenses incurred in attending meetings of our Board or committees.
Stock Ownership Guidelines - Non-employee Directors
To align the interests of the non-employee members of our Board with the long-term interests of our shareholders, all non-employee directors must maintain an ownership level in our common stock equal to or greater than $300,000. Directors have four years to come into compliance with the ownership guidelines.
Director Compensation Table
The following table sets forth the compensation paid to our non-employee directors, except Mr. Arora, in 2019. Mr. Arora was an NEO for 2019 and his 2019 compensation is presented in the summary compensation tables included elsewhere in this proxy statement.

Name	Fees Earned or Paid in Cash ($)	Option Awards ($)(*)	Stock Awards ($)(*)	Total ($)
Luis Aguilar	58,000	—	140,237	198,237
Ross Chapin	66,920	—	167,254	234,174
Gayle Crowell	63,000	—	148,527	211,527
James Fox	64,420	—	156,754	221,174
Valerie Mosley	57,750	—	24,437	82,187
Charles Roame	64,590	—	152,886	217,476
Gregory Smith	66,545	—	163,508	230,053
*Restricted stock unit awards were granted on March 4, 2019 with a fair market value of $61.40. The amounts reported represent the aggregate grant date fair value during the fiscal year, as calculated under the Financial Accounting Standards Board’s Accounting Codification Topic 718 (“ASC 718”). Under ASC 718, the grant date fair value is calculated using the closing market price of our common stock on the date of grant, which is then recognized, subject to market value changes, over the requisite service period of the award.

Outstanding Unvested Awards
As of December 31, 2019, the following unvested awards were outstanding for each non-employee director, except Mr. Arora whose outstanding unvested awards are set forth in the 2019 Outstanding Equity Awards at Fiscal Year-End table included elsewhere in this proxy statement:

Luis Aguilar	146	options
	2,417	restricted stock units
Ross Chapin	488	options
	2,949	restricted stock units
Gayle Crowell	146	options
	2,552	restricted stock units
James Fox	458	options
	2,772	restricted stock units
Valerie Mosley	—	options
	1,299	restricted stock units
Gregory Smith	454	options
	2,879	restricted stock units
Charles Roame	438	options
	2,675	restricted stock units

PROPOSAL NO. 1: ELECTION OF DIRECTORS
General
Our Board is divided into three classes with the terms of office of each class ending in successive years. Our by‑laws provide for a minimum of 5 and a maximum of 11 directors and empower our Board to fix the exact number of directors and appoint persons to fill any vacancies on the Board until the next annual meeting.
Following the recommendation of the Nominating and Governance Committee, our Board has nominated William Crager to serve a two-year term to expire at the annual meeting in 2022 and Luis Aguilar, Ross Chapin, and James Fox to each serve a three-year term to expire at the annual meeting in 2023 or, in each case, until his successor is duly elected and qualified or until his earlier resignation, removal, death or incapacity. Each nominee is currently serving as a director of Envestnet.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF EACH NOMINEE AS A DIRECTOR OF ENVESTNET.
If any director nominee is unable to serve, the individuals named as proxy may vote for another nominee proposed by the Board, or the Board may reduce the number of directors to be elected. We know of no reason why any nominee may be unable to serve as a director. If any director resigns, dies, or is otherwise unable to serve out his or her term, or the Board increases the number of directors, the Board may fill the vacancy until the next annual meeting of shareholders.
Set forth below is information with respect to the nominees for election as directors and the other directors whose terms of office as directors will continue after the Annual Meeting. There are no arrangements or understandings between any director and any other person pursuant to which any director was or is selected as a director or nominee.

Nominee for election for a term expiring in 2022 (Class III)

William Crager
Mr. Crager, age 56, serves as our Chief Executive Officer. Previously, Mr. Crager served as our Interim Chief Executive Officer between October 2019 and March 2020, Chief Executive of Envestnet Wealth Solutions since January 2019, and President of Envestnet since 2002. Prior to joining us, Mr. Crager served as Managing Director of Marketing and Client Services at Rittenhouse Financial Services, Inc., an investment management firm affiliated with Nuveen Investments. Mr. Crager received an MA from Boston University and a BA from Fairfield University, with a dual major in economics and English.

Mr. Crager’s qualifications to serve on our Board include his extensive familiarity with the financial services industry acquired through his 20 years with the Company and his prior work experience.

Nominees for election for a term expiring in 2023 (Class II)

Luis Aguilar
Mr. Aguilar, age 66, has served as a member of our Board since March 2016. Mr. Aguilar was a Commissioner at the U.S. Securities and Exchange Commission from July 2008 through December 2015. Prior to his appointment as an SEC Commissioner, Mr. Aguilar was a partner with the international law firm of McKenna Long & Aldridge, LLP (subsequently merged with Dentons US LLP), specializing in corporate and securities law. Mr. Aguilar’s previous experience includes serving as the general counsel, head of compliance, Executive Vice President and Corporate Secretary of Invesco, Inc. with responsibility for all legal and compliance matters regarding Invesco Institutional. While at Invesco, he was also Managing Director for Latin America and president of one of Invesco’s broker-dealers. His career also includes tenure as a partner at several prominent national law firms: Alston & Bird LLP; Kilpatrick Townsend & Stockton LLP; and Powell Goldstein Frazer & Murphy LLP (subsequently merged with Bryan Cave LLP). He began his legal career as an attorney at the U.S. Securities and Exchange Commission.

Mr. Aguilar represented the Commission as its liaison to both the North American Securities Administrators Association and to the Council of Securities Regulators of the Americas. He also served as the sponsor of the SEC’s first Investor Advisory Committee.

Mr. Aguilar serves as a director of Donnelley Financial Solutions, Inc. He has been a Principal in Falcon Cyber Investments, an investment firm exclusively focused on cyber security investment, since January 2016.

Mr. Aguilar is a graduate of the University of Georgia School of Law, and also received a master of laws degree in taxation from Emory University. He had earlier earned an undergraduate degree from Georgia Southern University.

Mr. Aguilar’s qualifications to serve on our Board include his experience as an SEC Commissioner and his extensive experience in corporate, securities and compliance matters, especially as they apply to investment advisors, investment companies and broker-dealers.

Ross Chapin
Mr. Chapin, age 67, has served as a member of our Board since 2001. In October 2018, Mr. Chapin retired as a Managing Director of Parametric Portfolio Associates LLC, a provider of structured portfolio management, which he joined as a senior executive in October 2005. Prior to Parametric, Mr. Chapin co‑founded Orca Bay Partners, a private equity firm, in 1998. Mr. Chapin received an MBA from Columbia University in finance and accounting, and has an undergraduate degree from Denison University.

Mr. Chapin qualifications to serve on our Board include his broad knowledge of the financial services industry and financial products acquired through his experience at Parametric. In addition, the Board benefits from Mr. Chapin’s experience with a broad range of companies and industries acquired as a result of the review and analysis of investments by Orca Bay Partners and his education in finance and accounting.

James Fox
Mr. Fox, age 68, has served as a member of our Board since 2015 and Chairman of the Board since March 2020. Mr. Fox most recently retired as Non-Executive Chairman of FundQuest, Inc., upon its acquisition by the Company, effective December 2011 after serving in that role since September 2010 and, prior to that, as President and Chief Executive Officer starting in October 2005. Mr. Fox has over 30 years of senior executive experience with The BISYS Group, Inc. and First Data Corporation starting in 1989. He serves as a director of of Madison CF (UK) Limited, Brinker Capital Holdings, Inc. and Ultimus Fund Solutions, LLC.

Mr. Fox participated in the Advanced Management Program at the Wharton School of the University of Pennsylvania. He earned his MBA in Finance from Suffolk University and his undergraduate degree in economics from the State University of New York.

Mr. Fox’s qualifications to serve on our Board include his extensive experience in the financial services industry, financial reporting, and his knowledge gained from service on the boards of various other companies.

Directors whose terms of office will continue after this meeting

Directors whose terms expire in 2021 (Class I)
Valerie Mosley
Ms. Mosley, age 60, has served as a member of our Board since October 2018. Ms. Mosley is CEO of Valmo Ventures, a company that creates, collaborates, and invests in companies, assets, and efforts that have significant potential to grow, profit and add value to society. Ms. Mosley was Senior Vice President, Partner, Portfolio Manager and Investment Strategist at Wellington Management Company, LLP, a $1.2 trillion global money management firm. Ms. Mosley also chaired the firm’s Industry Strategy Group, which took a long-term perspective to identify trends, headwinds, and tailwinds impacting various industries. As a member of several investment strategy groups, Ms. Mosley helped establish investment parameters to which team portfolio managers adhered. Ms. Mosley serves as a board member at Groupon, Inc., Dynex Capital, Inc., and Eaton Vance Funds. Ms. Mosley received her MBA from the University of Pennsylvania and an undergraduate degree from Duke University.

Ms. Mosley’s qualifications to serve on the Board include her experience in the wealth management business.

Charles Roame
Mr. Roame, age 54, has served as a member of our Board since 2011 and Vice Chairman of the Board since March 2020. Mr. Roame is a private investor and advisor to dozens of worldwide CEOs in the financial services and fintech markets. Mr. Roame also serves as a board member at Edelman Financial Engines (and the related affiliates of Hellman & Friedman, which own the majority of Edelman Financial Engines), as a board member of FacetWealth and as a trustee for the SA Funds where he chairs the Nominating & Governance Committee and serves on the Audit Committee. Mr. Roame has also served as the Managing Partner of Tiburon Strategic Advisors, LLC, a provider of research, strategy consulting, and other related services primarily to financial services firms, and the Tiburon Partners Fund, since 1998. Tiburon has published over 2,400 industry research papers, served hundreds of financial services companies and hosts the semi-annual Tiburon CEO Summits. Mr. Roame received his MBA from the University of Michigan and an undergraduate degree from Michigan State University.

Mr. Roame’s qualifications to serve on our Board include his experience as an advisor in the wealth management and fintech industry, including in the area of corporate strategy.

Gregory Smith
Mr. Smith, age 56, has served as a member of our Board since 2015. Mr. Smith currently is an Executive‑in‑Residence and Lecturer at the University of Wisconsin‑Milwaukee’s Lubar School of Business. Prior to joining the University of Wisconsin‑Milwaukee, Mr. Smith served as Senior Vice President and Chief Financial Officer of the Marshall & Ilsley Corporation and M&I Bank from 2006 until the company’s sale to BMO Harris Bank in 2011. Prior to joining Marshall & Ilsley, Mr. Smith held progressively senior roles during a 16-year Wall Street investment banking career, including six years as a Managing Director. He is currently a Director and Vice Chairman of the Church Mutual Insurance Company and its subsidiary CM Vantage Specialty Insurance Company. He is also a board member of the University School of Milwaukee and the Milwaukee Symphony Orchestra. He served as a Trustee of the Milwaukee County Pension Fund in 2014 and 2015. Mr. Smith is an honors graduate of both Princeton University, where he received an undergraduate degree, and The University of Chicago where he received an MBA. More recently, he has been recognized as a Board Leadership Fellow by the National Association of Corporate Directors.

Mr. Smith’s qualifications to serve on our Board include his extensive experience in accounting, liquidity, budgeting and forecasting, treasury, capital management, tax and mergers and acquisitions.

Directors whose terms expire in 2022 (Class III)
Anil Arora
Mr. Arora, age 59, has served as a member of our Board since November 2015. He served as Vice Chairman of our Company, and Chief Executive of Envestnet | Yodlee from November 2015 until February 2019. He previously served as President and Chief Executive Officer and a director of Yodlee, Inc. since February 2000. Mr. Arora served as the Chairman of the board of directors of Yodlee, Inc. from March 2014 through November 2015. Prior to joining Yodlee, from June 1998 to February 2000, Mr. Arora served in various positions with Gateway, Inc., a computer hardware manufacturer which was acquired by Acer Inc. in October 2007, most recently as Senior Vice President, Gateway Internet and prior to that as Chief Marketing Officer with global responsibility for Gateway. From April 1995 to May 1998, Mr. Arora served in various positions for The Pillsbury Company, a subsidiary of General Mills, Inc. a manufacturer and marketer of branded consumer foods, including as Vice President, strategy and marketing for North America and vice president, general manager for Progresso. From June 1984 to April 1995, Mr. Arora served in various brand management and corporate strategy and operations roles for Kraft Foods Group, Inc., a manufacturer and marketer of leading branded consumer foods. Mr. Arora currently serves on the board of directors of Conagra Brands, Inc., a manufacturer of food products. Mr. Arora holds a MBA from the University of Michigan and an undergraduate degree in business administration from Rockford College.

Mr. Arora’s qualifications to serve on our Board include his experience in the technology industry and the operational insight and expertise he accumulated as President and Chief Executive Officer of Yodlee, Inc.

Gayle Crowell
Ms. Crowell, age 69, has served as a member of our Board since March 2016. She served as a member of the Yodlee, Inc. board of directors from July 2002 until November 19, 2015, when Yodlee, Inc. was acquired by the Company, and as lead independent director of Yodlee, Inc. between March 2014 and November 2015. Ms. Crowell served as an operational business consultant for Warburg Pincus LLC, a private equity firm, from June 2001 to January 2019. From January 2000 to June 2001, Ms. Crowell served as president of Epiphany, Inc., a developer of customer relationship management software which was acquired by SSA Global Technologies, Inc. in September 2005. Ms. Crowell currently serves on the boards of directors of Pliant Therapeutics, a biotechnology company developing therapies for fibrotic diseases and Hercules Capital, a specialty finance company. Ms. Crowell received an undergraduate degree in education from the University of Nevada at Reno.

Ms. Crowell’s qualifications to serve on our Board include her experience as a senior executive and in the technology industry.

SECURITY OWNERSHIP OF MANAGEMENT AND CERTAIN BENEFICIAL OWNERS
Security Ownership of Management
The following table sets forth, as of March 16, 2020, the beneficial ownership of our common stock by our current directors, our Named Executive Officers (as defined in “Executive Compensation - Compensation Discussion and Analysis”) and our directors and executive officers as a group. Unless otherwise indicated, the named individual has sole voting and investment power over the common stock under the column “Shares Held.”

Name	Shares Held	Options Exercisable within 60 Days (1)	Unvested RSUs Vesting within 60 Days	Total Beneficial Ownership	Beneficial Ownership Percentages
Judson Bergman (2)	—	—	—	—	—
William Crager (3) (4)	251,299	107,365	1,434	360,098	*
Scott Grinis	37,901	17,667	559	56,127	*
Peter D’Arrigo	61,291	55,130	963	117,384	*
Anil Arora (5)	27,441	20,000	—	47,441	*
Ross Chapin	47,020	30,517	225	77,762	*
Charles Roame (6)	17,255	24,940	185	42,380	*
Gayle Crowell (7)	8,775	1,745	133	10,653	*
Gregory Smith	18,106	8,038	216	26,360	*
James Fox	15,725	8,082	219	24,026	*
Luis Aguilar	11,532	1,745	133	13,410	*
Valerie Mosley	4,362	—	—	4,362	*
Stuart DePina	80,453	1,565	938	82,956	*
Josh Mayer	22,462	30,085	559	53,106	*
All Directors and Executive Officers as a Group	914,461	389,111	6,404	1,309,976	2.44%
*Denotes beneficial ownership of less than one percent. Beneficial ownership percentages are based on 53,195,798 shares of our common stock outstanding as of March 16, 2020.

(1)	Includes options vested and exercisable within 60 days of March 16, 2020.

(2)	Mr. Bergman passed away before March 16, 2020, the determination date for this table.

(3)	Includes 100 shares indirectly held by Mr. Crager’s wife.

(4)	Includes 100,000 shares held as security in a margin account.

(5)	Includes 272 shares held by two trusts in which Mr. Arora is a trustee.

(6)	Includes 13,038 shares held by a trust in which Mr. Roame is the trustee.

(7)	Includes 3,852 shares held by a trust in which Ms. Crowell is a trustee and beneficial owner.

Security Ownership of Certain Beneficial Owners
The following table sets forth, as of March 16, 2020,  all persons we know to be direct or indirect owners of more than 5% of our common stock based on reports filed with the SEC by each of the firms listed in the table below.

Name and Address of Beneficial Owner	Number of Shares Beneficially Owned	Percent of Class
BlackRock Inc. (1)	6,114,301	11.5%
55 East 52nd Street
New York, NY 10055
The Vanguard Group (2)	4,728,634	8.9%
100 Vanguard Blvd.
Malvern, PA 19355
Janus Henderson Group PLC (3)	3,777,457	7.1%
201 Bishopsgate
EC2M 3AE, United Kingdom
Wells Fargo & Company (4)	3,580,362	6.7%
420 Montgomery Street
San Francisco, CA 94163

(1)
Based on Amendment #4 to Schedule 13G filed by BlackRock, Inc. (“Blackrock”) on February 10, 2020, reporting the amount of securities beneficially owned as of December 31, 2019. BlackRock reported sole voting power with respect to 6,030,153 shares and sole dispositive power with respect to 6,114,301 shares.

(2)
Based on Amendment #5 to Schedule 13G filed by The Vanguard Group (“Vanguard”) on February 12, 2020, reporting the amount of securities beneficially owned as of December 31, 2019. Vanguard reported sole voting power with respect to 103,158 shares, shared voting power with respect to 12,434 shares, sole dispositive power with respect to 4,619,930 shares, and shared dispositive power with respect to 108,704 shares.

(3)
Based on Amendment #2 to Schedule 13G filed by Janus Henderson Group PLC (“Janus Henderson Group”) on February 13, 2020, reporting the amount of securities beneficially owned as of December 31, 2019. Janus Henderson Group reported shared voting and shared dispositive powers with respect to 3,777,457 shares.

(4)
Based on Amendment #8 to Schedule 13G filed by Wells Fargo & Company and certain of its subsidiaries (“Wells Fargo”) on February 4, 2020, reporting the amount of securities beneficially owned as of December 31, 2019. Wells Fargo reported sole voting power with respect to 165,054 shares, shared voting power with respect to 428,109 shares, sole dispositive power with respect to 165,054 shares, and shared dispositive power with respect to 3,415,308 shares.

EXECUTIVE COMPENSATION
Compensation Discussion and Analysis (“CD&A”)
This section describes the compensation program for the 2019 Named Executive Officers (“NEOs”) and the compensation changes implemented by the Compensation Committee for fiscal year 2019. The NEOs for 2019 include:

Named Executive Officers for 2019

Name	Title*
Judson Bergman	Former Chief Executive Officer (“CEO”) and Chairman of the Board
Anil Arora	Former Chief Executive, Envestnet | Yodlee
William Crager	Interim Chief Executive Officer, President, and Chief Executive, Envestnet Wealth Solutions
Peter D’Arrigo	Chief Financial Officer (“CFO”)
Scott Grinis	Chief Technology Officer
Stuart DePina	Chief Executive, Envestnet Data & Analytics
Joshua Mayer	Chief Operating Officer
*The titles in the table above reflect positions held by the NEOs as of the end of 2019.
Leadership Changes
On January 9, 2019, William Crager, President of Envestnet assumed the position of Chief Executive, Envestnet Wealth Solutions, which includes Envestnet Enterprise, Envestnet | Tamarac, Envestnet Retirement Solutions and Envestnet | MoneyGuide. Stuart DePina assumed the role of Chief Executive, Envestnet Data & Analytics, which includes Envestnet | Yodlee. Concurrent with this reorganization, Anil Arora stepped down as Vice Chairman of Envestnet and Chief Executive of Envestnet | Yodlee, effective February 28, 2019. Mr. Arora continues to serve as a director of Envestnet and is entitled to compensation as a non-employee director of Envestnet beginning April 1, 2020.
Following the unexpected and sudden passing of Judson Bergman, our Chairman and Chief Executive Officer, on October 3, 2019, the Board implemented Envestnet’s emergency succession plan. Effective October 3, 2019, William Crager, President of Envestnet at the time and Chief Executive, Envestnet Wealth Solutions, was appointed as interim Chief Executive Officer. Effective March 30, 2020, Mr. Crager was appointed as Chief Executive Officer and continues in his role of Chief Executive, Envestnet Wealth Solutions, and Stuart DePina, the Chief Executive, Envestnet Data & Analytics, was appointed as President of Envestnet. Mr. Crager had served as President of Envestnet since 2002.
Highlights of 2019 and Long-Term Performance
Overall Envestnet achieved solid performance in 2019 demonstrated by growth in revenue of 11%. GAAP net loss was
$17.2 million and GAAP net loss per diluted share was $0.33. Adjusted EBITDA and adjusted net income per diluted share (“adjusted EPS”) grew at 23% and 12%, respectively. These results improved from 2018 due to revenue growth, management of operating expenses, and acquisition activity. Revenue, adjusted EBITDA, and adjusted EPS are important value drivers for our business as we look to grow while maintaining profitability.
Financial Performance 2019 versus 2018

Adjusted EBITDA and adjusted net income per diluted share are non-GAAP measures. Please see Appendix A for a discussion and reconciliation to the most directly comparable GAAP measure.

Strategic Accomplishments

•	Wealth platform advisors increased by 5,403 representing a 5.6% year-over-year increase.

•	Wealth platform accounts increased by more than 1.0 million representing a 9.7% year-over-year increase.

•	Wealth platform assets increased by almost $1.0 trillion representing a 36.2% year-over-year increase.

•	Signed and onboarded new enterprise customers.

•	Completed the acquisition of MoneyGuide - the leading goals-based financial planning application used by financial advisors.

•	Completed the acquisition of PortfolioCenter - Schwab Performance Technologies’ portfolio management and reporting technology solution for independent registered investment advisors (RIAs).
5 Year Performance
In 2019, we continued to build on our proven record of innovation and growth. We experienced robust revenue growth, and increased our market share in the growing $20 trillion advisor marketplace. We now serve roughly one in three advisors, including 40% of large RIAs (those with over $1 billion in assets under management). Envestnet’s 2019 performance continues to demonstrate our ability to build sustained core growth across all our key metrics and to achieve our long-term strategic goals. Additionally, our cumulative total shareholder return for the last 5 years was 41.7% and has exceeded that of the Russell 2000 Index of 38.7%.
While our GAAP net income (loss) varied from year-to-year, our non-GAAP performance, which adjusts primarily for non-cash and non-recurring expenses, was strong and continued to improve, as illustrated below.

	2014 ($)	2015 ($)	2016 ($)	2017 ($)	2018 ($)	2019 ($)
GAAP Net Income (Loss) in Thousands	13,979	4,436	(55,567)	(3,280)	4,010	(17,202)
GAAP Net Income (Loss) per Share attributable to Envestnet	0.38	0.12	(1.30)	(0.08)	0.12	(0.33)
Adjusted EBITDA and adjusted net income per diluted share are non-GAAP measures. Please see Appendix A for a discussion and reconciliation to the most directly comparable GAAP measure.
Shareholder Engagement and 2019 Say-on-Pay Vote
Envestnet’s current executive compensation program reflects a comprehensive evaluation by the Compensation Committee and management, and includes the feedback and perspectives of shareholders. In 2019, Envestnet’s compensation program received support from approximately 98% of votes cast. Due to the strong level of support, we maintained our existing executive compensation program for 2019 in response to this vote. However, Envestnet has continued to regularly solicit feedback from shareholders regarding our executive compensation program.
In the last year, we contacted shareholders representing approximately 92% of our outstanding shares, and received feedback from shareholders representing approximately 20% of our outstanding shares. Each discussion with our shareholders was interactive and constructive. We also engaged with proxy advisory firms to gain insight into their views on our executive compensation programs. Our Committee and management will continue to reach out to our shareholders on an annual basis.

Discussions in 2019 and 2020 continue to indicate that shareholders are generally supportive of our current approach to executive compensation. Shareholders expressed a range of views on potential performance metrics, although there is widespread support for the current metrics. The Committee will continue to keep this, and all aspects of the program under review.
The Compensation Committee is committed to engaging with shareholders on executive compensation and making changes that are directly responsive to shareholder feedback and that enhance alignment of our executive compensation program with the Envestnet business strategy.
Envestnet’s Compensation Philosophy and Guiding Principles
Our Company’s philosophy is to attract and motivate employees and provide them with competitive, performance-based compensation that encourages achievement of results that create long-term shareholder value. Our total rewards practices are aligned with the market, consistent with our risk profile and reflective of solid governance practices. The following principles are the basis for our executive compensation program and align pay with performance and shareholder interests:

•	Compensation is based on clearly articulated goals and results.

•	We reward performance consistent with our long-term business strategy and aligned with long-term shareholder value creation.
Envestnet’s Executive Compensation Program
As noted, our guiding principles form the basis for our executive compensation program which is structured as follows.

Compensation Component	Purpose	Key Design Features
Base Salary	Attracts and retains NEOs with a market competitive level of fixed compensation	• Level set with reference to market, to reflect role scope, criticality, individual experience, and individual performance.
Annual Incentive Plan (“AIP”)	Aligns compensation with annual company results
• Short-term variable compensation
• Maximum value capped at 125% of target
• Earned based on performance in four areas: revenue (35%), adjusted EBITDA (20%), adjusted EPS (20%) and individual/team performance (25%)
• Subject to the Clawback Policy

Restricted Stock Units (“RSUs”)	Provides employees with company stock to maintain retention while aligning with shareholder interests of sustainable value creation
• Long-term variable compensation
• Represents 50% of the target value of long-term equity-based compensation
• Awards vest over three years, with one-third vesting on the first anniversary of grant and one-twelfth vesting on each three-month anniversary for the following two years
• Subject to the Clawback Policy

Performance Stock Units (“PSUs”)	Aligns compensation to the long-term business objectives designed to create shareholder value.
• Long-term variable compensation
• Represents 50% of the target value of long-term equity-based compensation
• Maximum vesting capped at 150% of target
• Performance measured over three years
• Earned based on performance in four equally weighted areas: revenue growth, adjusted EBITDA growth, adjusted EPS growth and relative TSR
• Awards accrue dividends
• Subject to the Clawback Policy

The performance metrics used in our incentive plans have been selected given their clear alignment with our strategic priorities.

Metric	Why It Matters
Revenue	Revenue is an important measure of top-line results.
Adjusted EBITDA	Adjusted EBITDA is an important measure of bottom-line results.
Adjusted EPS	The inclusion of adjusted EPS as a performance metric may prevent growing either revenue or adjusted EBITDA solely through acquisitions that might otherwise be dilutive on a per-share basis.
Individual/Team Performance	Individual and team performance are measured based on established goals and metrics. These outcomes have a direct impact on our economic results and the success of our organization.
Relative TSR	Relative Total Shareholder Return was selected for its alignment with shareholders.

The majority of target pay, defined as salary paid in the year, target bonus and the approved target equity value, for our Named Executive Officers in 2019 was delivered in variable, at-risk compensation.

(1) Other NEOs is an average of target compensation for Messrs. D’Arrigo, Grinis, DePina, and Mayer.
What We Do and What We Don’t Do
Our Compensation Committee believes that our compensation practices are key to furthering our compensation principles and ensuring sound governance practices.

What We Do	What We Don’t Do
• Pay for performance by basing a substantial part of NEO’s compensation on Company and individual performance, including PSUs
• Conduct annual outreach with investors and an annual say-on-pay advisory vote
• Strong emphasis on long-term equity compensation; majority of NEO’s pay is in the form of equity compensation
• Retain an independent compensation consultant
• Maintain a Clawback Policy on incentive awards
• Require stock ownership (as a multiple of base salary) for NEOs

• No single trigger vesting of equity awards following a change in-control
• No excise-tax “gross-ups”
• No Supplemental Executive Retirement Plan (“SERP”)
• No re-pricing of underwater stock options
• No excessive perquisites
• No hedging of Company’s securities by employees

Role of Compensation Committee and Management
The Compensation Committee has the responsibility to oversee and approve executive compensation programs at Envestnet. At the beginning of each year, the Compensation Committee approves the components of compensation for the NEOs, the individual performance goals for the Chief Executive Officer (“CEO”), and sets the performance goals for any related compensation programs.
At the end of the year, the Compensation Committee conducts an in-depth review of overall Company results and the CEO’s performance relative to the identified goals. The CEO provides an overview of the performance of each of the other NEOs to the Compensation Committee and presents his compensation recommendations. The Compensation Committee exercises its discretion to make changes to any recommendations made by the CEO and approves all compensation decisions for the NEOs with the objective of ensuring that compensation delivered is aligned with the achieved performance results. Compensation decisions for the CEO, including the interim CEO, are made by the Compensation Committee based on its assessment of Company results and his individual performance.
In 2018 and the first half of 2019, the Compensation Committee retained Compensation Advisory Partners (“CAP”) to assist the Compensation Committee with the review of the executive compensation programs. CAP worked with the Compensation Committee to develop the peer group used in the 2017 and 2018 compensation decisions and provided the data on executive compensation design practices and pay levels among those peer companies.
In the second half of 2019, the Compensation Committee retained Willis Towers Watson to advise the Compensation Committee on matters including the peer group used in the 2019 compensation decisions and executive compensation.

Peer Group
The Compensation Committee should have a full understanding of competitive practices with respect to both pay levels and pay design to inform decision making. In 2017, the Compensation Committee adopted a peer group to provide these insights. Selection criteria used to identify peers included industry, size and the extent to which they were a competitor for business, talent, and investment.
The peer group for 2017- 2018 compensation decisions comprised the following companies:

2017-2018 Peer Company Group (1)
Blucora, Inc.	MarketAxess Holdings Inc.	SS&C Technologies Holdings, Inc.
Cornerstone OnDemand, Inc.	Morningstar, Inc.	The Ultimate Software Group, Inc. (2)
FactSet Research Systems Inc.	MSCI Inc.	WageWorks, Inc. (3)
Fair Isaac Corporation	SEI Investments Co	Workday, Inc.
(1) DST Systems and Financial Engines, Inc. previously removed following their respective acquisitions during 2018.
(2) Acquired in February 2019 by private equity.
(3) Acquired in August 2019 by HealthEquity.
Envestnet’s Compensation Committee took into account revenue and market capitalization when reviewing compensation levels for NEOs. To supplement this peer group information, the Compensation Committee also reviewed data from third party surveys, particularly technology firms, to obtain a broad view of the competitive marketplace for talent. Total direct compensation for the NEOs was positioned between the 25th percentile and median of this peer group, consistent with our relative size.
In light of the fast-paced nature of our industry, and the reduction of the peer group to 12 following two acquisitions of peer group companies in 2019, in the third quarter of 2019 the Compensation Committee engaged its independent compensation consultant to conduct a review of the peer group. The goal was to ensure the group was more robust in terms of size, while remaining relevant and appropriate for Envestnet. As with the 2017 review, foundational criteria were established to identify potential peers:

•	Listed companies in the application software industry that conduct business similar to Envestnet

•	Companies with revenues and market capitalization within a reasonable range of Envestnet

•	Companies that consider Envestnet a peer

•	Companies considered peers of Envestnet by other third parties
Having established a list based on these criteria, judgment was applied as to the relevance of potential peers based on the extent to which they are perceived by Envestnet to be competitors for talent. As a result of the review the following 16 company peer group was approved and used for 2019 compensation decisions:

2019 Peer Group
Retained Companies		New Companies
Blucora, Inc.	Morningstar, Inc.	ACI Worldwide
Cornerstone OnDemand, Inc.	MSCI Inc.	AssetMark Financial Holdings
FactSet Research Systems Inc.	SEI Investments Co	Bottomline Technologies
Fair Isaac Corporation	SS&C Technologies	Guideware Software
MarketAxess Holdings Inc.		New Relic
RealPage
Zendesk
Three companies were removed from the peer group:

•	Ultimate Software and WageWorks in light of their respective acquisitions, and

•	Workday given it is significantly larger than Envestnet, and has limited relevance given its business mix
Relative to this new peer group, Envestnet ranked at median on revenue and around the 20th percentile on market capitalization. Market data from this group, as well as broader contextual information, was taken into account in establishing any compensation changes for 2020.

Compensation Decisions Made in 2020 for 2019 Performance
In the first quarter of each year, the Compensation Committee and management consider the performance for the prior fiscal year when determining annual cash bonuses as well as equity awards for the NEOs. The equity awards granted in the first quarter of each year are made for performance in the prior year and therefore the equity awards granted in 2020 are considered part of 2019 compensation.
Overall, Envestnet performance was strong in 2019 as reflected in our above expectations revenue and adjusted EBITDA performance relative to our long-term strategic plan, underpinned by the significant individual contributions by each of our NEOs. Incentive compensation decisions for 2019 are reflective of strong corporate performance and significant individual contributions.
Based on this process, the Committee approved the following compensation decisions in 2020 for 2019 performance. This table reflects how the Compensation Committee makes compensation decisions and is not intended to replace the Summary Compensation Table information provided on page 33:

Name	2019 AIP and Bonus (Paid in 2020)	Number of RSUs Granted in 2020 (for 2019 performance)	Number of PSUs Granted in 2020 (for 2019 performance)	Total Number of Units (1)
William Crager	500,000	31,797	31,797	63,594
Stuart DePina	463,989	18,349	10,400	28,749
Peter D’Arrigo	310,000	11,924	11,924	23,848
Scott Grinis	210,000	2,981	2,981	5,962
Joshua Mayer	210,000	4,637	4,637	9,274

(1)	Grant date values: Mr. Crager $4,800,000; Mr. DePina $2,170,000; Mr. D’Arrigo $1,800,000; Mr. Grinis $450,000; Mr. Mayer $700,000.
These decisions and payments were made before the full global extent of COVID-19 became apparent. The Compensation Committee will consider the business and financial impact to Envestnet, Inc. in evaluating 2020 performance in early 2021.
Base Salary. In 2019, Mr. DePina received an increase following his change in position as Chief Executive of Envestnet Data & Analytics. NEO base salaries will be reviewed as part of the annual compensation process in early 2020.
Annual Incentive Program (“AIP”). In 2018, the Compensation Committee approved an Annual Incentive Plan for NEOs and other executives to encourage achievement of our near-term objectives. The plan rewards executives based on a combination of Company and individual goals. Company performance is measured based on revenue, adjusted EBITDA, and adjusted EPS. Individual and team performance assessment included achievement of strategic objectives, financial performance, and other goals specific to roles.
To determine payments made in 2020 for 2019 performance under the AIP, the Committee evaluated Company performance against the pre-established financial goals (as described below).
Company performance comprises 75% and individual/team performance comprises 25% under the annual incentive plan.

	Metric Weighting	Threshold ($)	Target ($)	Maximum ($)	2019 Actual ($)	Payout by Metric*
Revenue ($mil.)	35%	815.00	850.00 - 885.00	930.00	909.40	85%
Adjusted EBITDA ($mil.)	20%	157.50	169.00 - 175.00	185.00	193.30	85%
Adjusted EPS	20%	1.92	1.93 - 2.11	2.21	2.15	82.5%
Individual/Team Performance Evaluation	25%	Based on Individual Assessment
Payout as % of Target		50%	90% - 110%	125%
*For the determination of the percentage for the payout by metric, the 2019 actual results were adjusted to exclude amounts attributable to the acquisition of MoneyGuide.
For each NEO, the Compensation Committee evaluated their individual and team performance against their respective pre-defined metrics. The performance percentage for such metric assigned to each executive was between 80% and 125% based on such assessment, which, when combined with the results of the financial metrics, resulted in the payments noted in the table below.

Based on 2019 Company performance and NEO accomplishments, the Compensation Committee approved the following AIP and bonus payments.

	Target AIP ($)	AIP Payout ($)	Payout as % of Target	Additional Payment ($)	Total AIP and Bonus Payment ($)
William Crager	588,000	500,000	85%	—	500,000
Stuart DePina	480,000	453,989	97%	10,000	463,989
Peter D’Arrigo	375,000	310,000	83%	—	310,000
Scott Grinis	245,000	210,000	86%	—	210,000
Joshua Mayer	235,000	210,000	89%	—	210,000
Equity Awards. Equity awards are granted annually to eligible employees, including NEOs, to recognize performance, to align equity participants with the interests of our shareholders and to retain top talent. Long-term equity incentive awards represent a significant portion of the NEO’s total compensation.
Consistent with recent years, NEOs’ 2019 equity awards were made in the form of PSUs and RSUs, under the Envestnet shareholder-approved plans.

Performance Share Units (PSUs)	Introduced in 2018
Account for 50% of the equity mix unless otherwise noted
Vest subject to performance measured over three years
Consistent with 2018, 2019 awards subject to four equally weighted measures: revenue growth, adjusted EBITDA growth, adjusted EPS growth and relative TSR
Awards accrue dividends that are paid to the extent the award is earned
Awards subject to Clawback Policy
Revenue growth, adjusted EBITDA growth, and adjusted EPS growth were selected for the PSU program as they are important measures of top-line and bottom-line results. While some of the metrics overlap with the Annual Incentive Plan, the PSUs are measured based on growth over a three-year period, focusing executives on sustained multi-year results, and requiring year-over-year growth in order to reach the target goals. Relative TSR was selected for its alignment with shareholder interests. No PSUs will be earned if achievement is below the threshold level. The following performance goals were approved for the 2019 PSUs granted in 2020:

Metric	Metric Weighting	Threshold	Target	Maximum
Revenue Growth (CAGR*)	25%	8%	14%	20%
Adjusted EBITDA Growth (CAGR)	25%	10%	16%	22%
Adjusted EPS Growth (CAGR)	25%	10%	16%	22%
Relative TSR compared to Russell 2000 Index Constituents	25%	35th Percentile	Median	75th Percentile
Payout as % of Target		50%	100%	150%
* Compound Annual Growth Rate

Restricted Stock Units (RSUs)	Account for 50% of the equity mix
Vest over three years, with one-third vesting on the first anniversary of grant and one twelfth (1/12) vesting on each three-month anniversary for the following two years
Awards subject to Clawback Policy

The Committee approved the following awards in 2020 in respect of performance for 2019:

Name	Target Equity Value ($)	PSUs Awarded	Weight of PSUs	RSUs Awarded	Weight of RSUs
William Crager	4,800,000	31,797	50%	31,797	50%
Stuart DePina (1)	2,170,000	10,400	50%	10,400	50%
Peter D’Arrigo	1,800,000	11,924	50%	11,924	50%
Scott Grinis	450,000	2,981	50%	2,981	50%
Joshua Mayer	700,000	4,637	50%	4,637	50%

(1)
In addition to the grants made in the table for Mr. DePina for his performance in 2019, Mr. DePina also received a grant of 7,949 RSUs as an additional retention grant as part of the consideration for his agreement to enter into a new employment agreement in July of 2019.

The Committee determined to continue using PSUs for the 2020-2022 performance period and retained the weighting of PSUs to 50% of total long-term incentives granted in 2020 to NEOs.
Benefits and Perquisites
We provide the following benefits to our executives on the same basis as provided to all of our employees:

•	Health, dental and vision insurance;

•	Life insurance;

•	Medical and dependent care flexible spending account;

•	Short and long-term disability, accidental death and dismemberment;

•	A 401(k) plan, with company match; and

•	A college scholarship plan for employees’ children.
We believe our benefits package is consistent with companies with which we compete for talent. In addition to the benefits described above, our NEOs receive certain limited perquisites. Perquisites available to NEOs include an allowance for parking and for a car and an allowance for health and wellness activities.
Stock Ownership Guidelines - NEOs
The Company believes that requiring executive ownership in our common stock creates alignment between executives and shareholders and encourages executives to act to increase shareholder value. The stock ownership guidelines for NEOs are as follows:

•	CEO - equity in the Company worth 6x base salary

•	All other NEOs - equity in the Company worth 3x base salary
    These guidelines must be met within five years of becoming the CEO or other NEO and are reviewed annually by the Board.
NEOs are required to hold exercised option shares and other stock awards until ownership requirements are met. NEOs who fail to achieve these ownership levels will not be eligible to sell shares until they comply with the guidelines.
Shares owned directly by the NEO (including those held as a joint tenant or as tenant in common), RSUs (vested and unvested), shares owned in a self-directed IRA and certain shares owned or held for the benefit of a spouse or minor children are counted toward meeting the guidelines. Stock options (whether vested or unvested) and performance share awards are not counted toward meeting the ownership guidelines.
As of December 31, 2019, all NEOs were in compliance with the guidelines.
Envestnet, Inc. Clawback Policy
In January 2018, the Compensation Committee adopted the Envestnet, Inc. Clawback Policy (the “Clawback Policy”), which provides that in the event a “covered person” engages in fraud or other intentional misconduct that is materially related to a restatement of our financial statements or that results in material financial or reputational harm to the Company (a “clawback event”), the Compensation Committee would determine, in its discretion, whether any unsettled incentive awards held by the covered person would be forfeited or any previously settled incentive awards held by such person would be required to be repaid to the Company. For purposes of the Clawback Policy, a “covered person” is any person who is an “officer” (as that term is defined in Section 16 of the Exchange Act), as well as any other officer of the Company designated by the Compensation Committee.

Covered persons that cease to be employed by the Company or are no longer “officers” under Section 16 of the Exchange Act continue to be subject to the Clawback Policy with respect to their covered awards, provided that the Compensation Committee has discretion to remove an individual’s designation as a covered person. The Clawback Policy applies to all incentive compensation (including cash bonuses and equity awards) from the Company that is awarded, earned, vested or settled during or after the fiscal year in which a clawback event occurs or is either outstanding during or has a performance period that relates to the fiscal year in which the clawback event occurs (“covered awards”). The entirety of covered awards is subject to forfeiture or recoupment, in the discretion of the Compensation Committee, under the Clawback Policy.
Impact of Tax Treatments on Compensation
Code Section 162(m) limits the deductibility of annual compensation in excess of $1 million paid to “covered employees” (as defined by Code) of the Company, unless the compensation satisfied an exception, such as the exception for performance-based compensation. Performance-based compensation generally includes only payments that are contingent on achievement of performance objectives, and excludes fixed or guaranteed payments.
On December 22, 2017, the Tax Cuts and Jobs Act (the “Act”) was enacted, which, among other things, repealed the performance-based compensation exception and expanded the definition of covered employee. The changes to Section 162(m) are effective for taxable years beginning after December 31, 2017. The Act includes a transition rule so that these changes do not apply to compensation paid pursuant to a “binding written contract” that was in effect on November 2, 2017 and that was not materially modified on or after such date.
Because of the performance-based compensation exception repeal, amounts paid pursuant to a contract effective after November 2, 2017 will not be deductible as performance-based compensation, and the Compensation Committee will not need to consider the requirements of the performance-based compensation exception when considering the design of any such future contracts as part of our compensation program. For amounts paid under contracts in effect on November 2, 2017 that were intended to constitute performance-based compensation, the Compensation Committee will continue to consider the performance-based compensation exception when making determinations of performance under those contracts.
The Act also expands the definition of covered employee. For 2017, our covered employees included the CEO and other NEOs (but not the CFO) who were executive officers as of the last day of our fiscal year. For 2018 and after, our covered employees will generally include anyone who (i) was the CEO or CFO at any time during the year, (ii) was one of the other NEOs who was an executive officer as of the last day of the fiscal year and (iii) was a covered employee for any previous year after 2017.
As with prior years, although the Compensation Committee will consider deductibility under Section 162(m) with respect to the compensation arrangements for executive officers, deductibility will not be the sole factor used in determining levels or methods of compensation. Since our compensation objectives may not always be consistent with the requirements for full deductibility, we and our subsidiaries may enter into compensation arrangements under which payments would not be deductible under Section 162(m).

2019 Summary Compensation Table
The following table contains compensation information for our former Chief Executive Officer, our Chief Executive Officer, our Chief Financial Officer, the three other most highly compensated executive officers who were serving as executive officers at the end of 2019, and one additional executive officer who was one of our most highly compensated executive officers in 2019 but who was not serving as an executive officer at the end of 2019.
We refer to these individuals as our “named executive officers” or NEOs in this proxy statement. The information included in this table reflects compensation paid to our NEOs for services rendered to us.

				Equity Awards (1)
Name and Title	Year	Salary ($)	Bonus ($)(2)	Stock Units ($)	Option Awards ($)	Non-Equity Incentive Comp ($)(3)	All Other Comp ($)(4)	Total ($)
Judson Bergman Former CEO & Chairman of the Board	2019	490,646	493,287	2,994,319	—	—	17,364	3,995,616
	2018	600,000	57,100	2,869,369	—	642,900	30,997	4,200,366
	2017	600,000	600,000	1,095,362	167,126	—	26,065	2,488,553
William Crager CEO, Chief Executive, Envestnet Wealth Solutions & former President (5)	2019	375,000	—	2,002,939	—	500,000	24,047	2,901,986
	2018	375,000	14,250	1,771,560	—	535,750	17,285	2,713,845
	2017	375,000	500,000	545,240	83,186	—	16,576	1,520,002
Peter D’Arrigo Chief Financial Officer	2019	325,000	—	1,088,763	—	310,000	20,361	1,744,124
	2018	325,000	—	981,599	—	375,000	19,104	1,700,703
	2017	325,000	350,000	366,135	55,864	—	18,389	1,115,388
Stuart DePina President & Chief Executive, Envestnet Data & Analytics	2019	480,000	10,000	5,915,411	—	453,989	142,101	7,001,501
Scott Grinis Chief Technology Officer	2019	300,000	—	559,234	—	210,000	10,705	1,079,939
	2018	300,000	—	536,136	—	248,050	93,274	1,177,460
	2017	300,000	242,000	212,390	32,401	—	10,313	797,104
Joshua Mayer Chief Operating Officer	2019	333,193	—	451,949	—	210,000	20,810	1,015,952
Anil Arora Former Chief Executive, Envestnet | Yodlee	2019	73,012	—	—	—	—	1,993,665	2,066,677
	2018	437,750	—	1,569,613	—	—	14,331	2,021,694
	2017	437,750	433,373	634,000	—	—	13,739	1,518,862

(1)
Amounts disclosed in the Equity Awards column relate to grants of restricted stock units, performance stock units, and stock options in the identified year. With respect to each equity grant, the amounts disclosed reflect the full grant date fair value in accordance with ASC 718.

(2)
Prior to 2018, amounts paid under our AIP were disclosed in the Bonus column. Bonuses earned for a fiscal year were paid in the subsequent fiscal year, generally within the first two months (e.g., the amounts earned for 2018 were paid in February 2019). In addition, with respect to Mr. Crager, $231,750 was earned for 2017 as a result of his participation in a short-term incentive compensation program pursuant to which eligible participants may receive awards from a pool amount based on Envestnet’s gross sales. A portion of his short-term incentive compensation was paid in the year following the year in which it was earned. Mr. Bergman and Mr. Crager each received discretionary bonus payments for 2018 and Mr. Arora received a discretionary bonus payment for 2019 in the amounts noted above in addition to the AIP amounts for 2018 and 2019 respectively described in Note 3 below. For Mr. Bergman, following his death on October 3, 2019, Mr. Bergman’s estate was entitled to a payment of a pro-rata portion of his 2019 annual bonus payment in an amount equal to $493,287.

(3)
Beginning in 2018, amounts paid under our AIP are disclosed in the Non-Equity Incentive Compensation column. Non-Equity Incentive Compensation payments are based on fiscal performance and are paid in the subsequent fiscal year, generally within the first two months (e.g., the amounts earned for 2018 were paid in the February 2019). For more information, see “Executive Compensation - Compensation Decisions Made in 2020 for 2019 Performance - Annual Incentive Program.”

(4)
For Mr. Bergman, the amount disclosed reflects a parking and car allowance of $8,964, and matching contributions to his 401(k) account of $8,400 in 2019; $8,250 in 2018; $8,100 in 2017. For Mr. Arora, the amount disclosed reflects his severance payment in 2019 in an amount equal to $1,990,000, a health-related stipend of $2,024, and matching contributions to his 401(k) account of $1,642 in 2019; $8,250 in 2018; $8,100 in 2017. For Mr. Crager, the amount disclosed reflects a health-related stipend of $15,646 and matching contributions to his 401(k) account of $8,400 in 2019; $8,250 in 2018; $8,100 in 2017. For Mr. D’Arrigo, the amount disclosed reflects a health-related stipend of $11,241, parking allowance of $720 and matching contributions to his 401(k) account of $8,400 in 2019; $8,250 in 2018; $8,100 in 2017. For Mr. Grinis, the amount disclosed reflects a health-related stipend of $10,704 and matching contributions to his 401(k) account of $8,400 in 2019; $8,250 in 2018; $8,100 in 2017. For Mr. DePina, the amount disclosed reflects a housing allowance of $120,000 for temporary housing in the San Francisco area, a health-related stipend of $13,701 and matching contributions to his 401(k) account of $8,400 in 2019. For Mr. Mayer, the amount disclosed reflects health-related stipend of $12,410 and matching contributions to his 401(k) account of $8,400 in 2019.

(5)	Mr. Crager was appointed interim Chief Executive Officer on October 3, 2019 and Chief Executive Officer on March 30, 2020.
2019 Grants of Plan‑Based Awards Table
The following table contains information concerning grants of plan‑based awards made in 2019 to our NEOs.

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards (1)			Estimated Future Payouts Under Equity Incentive Plan Awards (2)			All Other Stock Awards: Number of Shares of Stock or Units (3)	Fair Value of RSUs and PSUs on Grant Date ($/Share)	Grant Date Fair Value of Stock and Option Awards (3) ($)
Name	Grant Date (1)	Threshold ($)	Target ($)	Maximum ($)	Threshold (Shares)	Target (Shares)	Maximum (Shares)
Judson Bergman	2/28/2019	350,000	700,000	875,000	11,946	23,891	35,837	—	64.32	1,536,669
	2/28/2019	—	—	—	—	—	—	23,891	61.01	1,457,590
William Crager	2/28/2019	294,000	588,000	735,000	7,991	15,981	23,972	—	64.32	1,027,898
	2/28/2019	—	—	—	—	—	—	15,981	61.01	975,001
Peter D’Arrigo	2/28/2019	187,500	375,000	468,750	4,334	8,687	13,031	—	64.32	558,748
	2/28/2019	—	—	—	—	—	—	8,687	61.01	529,994
Stuart DePina	2/28/2019	240,000	480,000	600,000	5,942	11,883	17,825	—	64.32	764,315
	2/28/2019	—	—	—	—	—	—	11,883	61.01	724,982
	6/11/2019	—	—	—	15,776	31,552	47,328	—	72.93	2,301,087
	6/11/2019	—	—	—	—	—	—	31,552	67.35	2,125,027
Scott Grinis	2/28/2019	122,500	245,000	306,250	2,231	4,462	6,693	—	64.32	286,996
	2/28/2019	—	—	—	—	—	—	4,462	61.01	272,227
Joshua Mayer	2/28/2019	117,500	235,000	293,750	1,803	3,606	5,409	—	64.32	231,938
	2/28/2019	—	—	—	—	—	—	3,606	61.01	220,002

(1)
On February 28, 2019, the Compensation Committee granted non-equity incentive compensation awards. The actual cash value was paid in 2020 based on financial metrics and individual factors as described above AIP section of the CD&A on page 29 above. Each of the financial metrics has a threshold target that must be hit in order to receive a payment equal to 50% of the target value. The threshold value listed in the table above assumes that the threshold amount was hit for each of individual financial metrics and individual factors, but it is possible that a lower amount could be paid out for each executive if the threshold targets are not hit for one or more of the financial metrics.

(2)
On February 28, 2019 and June 11, 2019, the Board granted performance-based restricted stock unit awards or PSUs. The actual number of PSUs that will become vested is based on financial metrics described above in the Equity Awards section of the CD&A on page 30 above. Each of the financial metrics has a threshold target that must be hit in order to receive a payment equal to 50% of the target value. The threshold value listed in the table above assumes that the threshold amount was hit for each of individual financial metrics, but it is possible that a lower amount could become vested if the threshold targets are not hit for one or more of the financial metrics. The grants made June 11, 2019 to Mr. DePina were in consideration for his agreement to enter into a new employment agreement.

(3)	On February 28, 2019, the Compensation Committee granted restricted stock units. All restricted stock units were approved by the Compensation Committee and the Board on their respective grant dates.

Narrative to 2019 Summary Compensation Table and 2019 Grants of Plan‑Based Awards Table
See “Executive Compensation - Compensation Discussion and Analysis” above for a more detailed discussion of the compensation plans pursuant to which the amounts listed under the 2019 Summary Compensation Table and 2019 Grants of Plan‑Based Awards Table were paid or awarded, and the criteria on which such payments were based.

2019 Outstanding Equity Awards at Fiscal Year‑End
The following table lists all outstanding equity awards held by our NEOs as of December 31, 2019:

		Option Awards (1)				Stock Awards (2)
Name	Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock that have not Vested (#)	Market Value of Shares or Units of Stock That Have Not Yet Vested ($)
Judson Bergman	3/15/2018	—	—	—	—	6,559	456,703
	2/28/2019	—	—	—	—	4,735	329,698
William Crager	7/28/2010	45,468	—	9.00	7/28/2020	—	—
	2/28/2011	25,000	—	12.55	2/28/2021	—	—
	2/29/2012	13,594	—	12.45	2/28/2022	—	—
	2/28/2013	13,500	—	15.34	2/28/2023	—	—
	2/28/2014	14,100	—	41.84	2/28/2024	—	—
	2/27/2015	11,400	—	53.88	2/27/2025	—	—
	2/29/2016	5,852	—	20.51	2/28/2026	—	—
	3/28/2017	5,255	478	31.70	3/28/2027	1,434	99,849
	2/28/2018	—	—	—	—	8,335	580,366
	3/15/2018	—	—	—	—	6,667	464,223
	7/31/2018	—	—	—	—	4,266	297,042
	2/28/2019	—	—	—	—	15,981	1,112,757
	2/28/2019	—	—	—	—	15,981	1,112,757
Peter D’Arrigo	7/28/2010	18,000	—	9.00	7/28/2020	—	—
	2/28/2011	10,000	—	12.55	2/28/2021	—	—
	2/29/2012	10,195	—	12.45	2/28/2022	—	—
	2/28/2013	8,000	—	15.34	2/28/2023	—	—
	2/28/2014	10,600	—	41.84	2/28/2024	—	—
	2/27/2015	8,250	—	53.88	2/27/2025	—	—
	2/29/2016	4,235	—	20.51	2/28/2026	—	—
	3/28/2017	3,529	321	31.70	3/28/2027	963	67,054
	2/28/2018	—	—	—	—	5,419	377,325
	3/15/2018	—	—	—	—	4,333	301,707
	2/28/2019	—	—	—	—	8,687	604,876
	2/28/2019	—	—	—	—	8,687	604,876
Stuart DePina	3/28/2017	1,252	313	31.70	3/28/2027	938	65,313
	2/28/2018	—	—	—	—	5,835	406,291
	7/31/2018	—	—	—	—	8,532	594,083
	2/28/2019	—	—	—	—	11,883	827,413
	2/28/2019	—	—	—	—	11,883	827,413
	6/11/2019	—	—	—	—	31,552	2,196,966
	6/11/2019	—	—	—	—	31,552	2,196,966
Scott Grinis	2/28/2014	6,200	—	41.84	2/28/2024	—	—
	2/27/2015	6,000	—	53.88	2/27/2025	—	—
	2/29/2016	3,234	—	20.51	2/28/2026	—	—
	3/28/2017	2,046	187	31.70	3/28/2027	559	38,923
	2/28/2018	—	—	—	—	2,918	203,180
	3/15/2018	—	—	—	—	2,457	171,081
	2/28/2019	—	—	—	—	4,462	310,689
	2/28/2019	—	—	—	—	4,462	310,689
Joshua Mayer	2/29/2012	4,418	—	12.45	2/28/2022	—	—
	2/28/2013	8,000	—	15.34	2/28/2023	—	—
	2/28/2014	6,200	—	41.84	2/28/2024	—	—
	2/27/2015	6,000	—	53.88	2/27/2025	—	—
	2/29/2016	3,234	—	20.51	2/28/2026	—	—
	3/28/2017	2,046	187	31.70	3/28/2027	559	38,923
	2/28/2018	—	—	—	—	2,918	203,180
	2/28/2019	—	—	—	—	3,606	251,086
	2/28/2019	—	—	—	—	3,606	251,086
Anil Arora	12/7/2015	20,000	—	32.46	12/7/2025	—	—
	7/31/2018	—	—	—	—	4,496	313,056

(1)
No stock options were granted to NEOs in 2019. Vesting for all other stock options occurs with one-third (1/3) of the grant award vesting on the anniversary of the grant date and one-twelfth (1/12) vesting every quarter thereafter.

(2)	Vesting for all RSUs occurs with one-third (1/3) of the grant award vesting on the anniversary of the grant date and one-twelfth (1/12) vesting every quarter thereafter.
Finally, for the PSUs granted in 2018 and 2019 to all of the named executive officers, vesting is subject to satisfaction of performance goals during a three-year performance period. The performance goals are based on four equally weighted metrics (revenue growth, adjusted EBITDA growth, adjusted EPS growth, and relative TSR compared to Russell 2000 Index Constituents). The final number of shares earned under the grants, if any, will vary based on the degree of achievement on each metric. The maximum number of PSUs that can be earned will be 150% of the target award. The PSUs will cliff vest on the three-year anniversary of the date of grant.
2019 Option Exercises and Stock Vested

	Option Awards		Stock Awards
Name	Number of shares acquired on exercise (#)	Value realized on exercise ($)	Number of shares acquired on vesting (#)	Value realized on vesting ($)
Judson Bergman	155,000	9,360,186	118,703	8,095,694
William Crager	118,532	5,946,089	34,555	2,275,594
Peter D’Arrigo	68,000	4,054,404	21,786	1,432,456
Stuart DePina	12,803	246,655	23,572	1,512,089
Scott Grinis	84,195	4,794,085	15,337	986,099
Joshua Mayer	—	—	17,836	1,148,034
Anil Arora	—	—	17,749	1,132,271
Nonqualified Deferred Compensation
On February 9, 2015, the Board adopted the Envestnet, Inc. Executive Deferred Compensation Plan (the “Deferred Compensation Plan”), and the Deferred Compensation Plan became effective March 1, 2015. The Deferred Compensation Plan is an unfunded deferred compensation plan that is intended to comply with the requirements of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”).
Persons eligible to participate in the Deferred Benefit Plan are called “Participants.”
Under the Deferred Compensation Plan, Participants have the opportunity to elect to defer receipt of up to 90% of their base salary and bonus. Under the Deferred Compensation Plan, Participants have the right to elect to receive distributions on a specified payment date in the future, or in a lump sum or annual installment payments following the termination of employment. Certain revisions to the distribution election may be made if done in accordance with the Deferred Compensation Plan.
Amounts deferred by a Participant under the Deferred Compensation Plan will be credited to a deferral account that will be used to determine the amounts to be paid to the Participant under the Deferred Compensation Plan. Amounts deferred will be credited or debited with a hypothetical rate of return based on the performance of the available measurement funds selected by the Participant among those made available by the Company under the Deferred Compensation Plan. The deferral account represents an unfunded, unsecured promise by the Company to pay such amounts in the future, and does not represent ownership of, or any ownership interest in, any particular assets of the Company. Participants will at all times be fully vested in all deferral contributions and earnings thereon.
The following table sets forth information concerning nonqualified deferred compensation of our NEOs who participated in the Deferred Compensation Plan in 2019. The amounts set forth in this table include only contributions made and earnings received during 2019 and do not include contribution and earnings with respect to the 2019 bonus paid in 2020.

Name	Executive Contributions in Last FY (1)	Registrant Contributions in Last FY	Aggregate Withdrawals/ Distributions	Aggregate Earnings in Last FY	Aggregate Balance at Last FYE
Judson Bergman	$48,333	—	559,687	$62,712	$—
Stuart DePina	—	—	—	17,050	92,420
Scott Grinis	388,929	—	—	184,518	1,824,105
Anil Arora	—	—	208,587	24,363	—

(1)
The amounts in this column are also included in the Summary Compensation Table as follows: the $48,333 listed for Mr. Bergman is included in the Salary column for 2019 and in part in the Bonus column, and the $388,929 for Mr. Grinis is included in part in the Salary column for 2019 and in part in the Bonus column.

The measurement funds available to Participants and the returns earned by those measurement funds in 2019 were:

Fund Name	Return On Investment
ClearBridge Variable Small Cap Growth Fund (Class 1)	32.95
Delaware VIP REIT Series (Standard Class)	26.81
Delaware VIP Small Cap Value Series (Standard Class)	28.14
Delaware VIP Value Series (Standard Class)	19.97
Fidelity VIP Freedom 2020 SM (Service Class)	20.01
Fidelity VIP Freedom 2030 SM (Service Class)	24.37
Fidelity VIP Freedom 2040 SM (Service Class)	28.39
Fidelity VIP Freedom 2050 SM (Service Class)	28.39
Fidelity VIP Investment Grade Bond Portfolio (Service Class)	9.58
Fidelity VIP Overseas Portfolio (Service Class)	27.67
Lincoln VIP Money Market Fund (Standard Class)	1.79
LVIP Delaware Special Opportunities Fund (Standard Class)	30.43
LVIP J.P. Morgan High Yield Fund (Standard Class)	12.98
LVIP S&P 500 Index Fund (Standard Class)	31.2
PIMCO VIT Commodity Real Return Strategy Portfolio-AdminCls	11.43
PIMCO VIT Total Return (Administrative Class)	8.36
Employment Agreements. Except for Mr. Bergman, whose employment agreement terminated upon his death, and Mr. Arora, whose employment with the Company terminated effective March 1, 2019, as discussed below, each of the NEOs is a party to an individual employment agreement with the Company (the “Employment Agreements”). The Employment Agreements have a three-year term, with an automatic one-year renewal unless either party provides advance written notice of non-renewal. Subject to the signing of a release and compliance with the terms of the Employment Agreements, in the event of a termination of the executive’s employment either without cause or for good reason, the executive will be entitled to (i) “Severance Pay” equal to two (2) multiplied by the sum of his (a) base salary plus (b) an amount equal to the average of his most recent two annual bonuses (paid in equal installments on regular payment dates over two (2) years), (ii) a “Pro-Rata Bonus for Year of Termination” equal to the average of his most recent two annual bonuses multiplied by a fraction, the numerator of which equals the number of days during the calendar year prior to the termination date and the denominator of which equals 365 (paid on the sixty-day anniversary of the termination date), and (iii) a “Health Care Continuation” lump sum cash payment equal to the applicable percentage of the monthly COBRA coverage in connection with his termination multiplied by eighteen months (with the applicable percentage equal to the percentage of the executive’s health care premium costs covered by the Company as of the termination date) (paid on the sixty-day anniversary of the termination date).
Under the terms of the Employment Agreements (with the exception of Mr. DePina’s and Mr. Grinis’s Employment Agreements), the executive is subject to an ongoing confidentiality obligation, a 24-month non-competition covenant, a 24-month non-solicitation of employees of the Company covenant (including former employees or consultants within the 12-month period prior to the executive’s termination date), and a 24-month non-solicitation of customers of the Company covenant (including prospective customers within the 12-month period prior to the executive’s termination date). The restrictive covenant provisions of Mr. DePina’s Employment Agreement are the same as described in the previous sentence but with a 12-month period for the non-competition and non-solicitation provisions. The restrictive covenant provisions of Mr. Grinis’s Employment Agreement have been adapted to comply with local California law and include an ongoing confidentiality obligation, ongoing restrictions on the use of certain Company confidential information (including methods of doing business, business plans, customer contact and relationship information and other valuable proprietary information concerning the Company and its affiliates) and a 24-month non-solicitation of employees of the Company covenant (including former employees or consultants within the 12-month period prior to Mr. Grinis’s termination date).
In the event that any payments made contingent upon a change in control of the Company would be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code, then the amount of payments pursuant to the Employment Agreement would be reduced to the maximum amount that will cause the total amounts of the payment not to be subject to the excise tax, but only if the amount of such payments, after such reduction and after payment of all applicable taxes on the reduced amount, is equal to or greater than the amount of such payments the executive would otherwise be entitled to retain without such a reduction after the payment of all applicable taxes, including the excise tax. The Company also reserves the right to adopt a policy regarding recoupment of excess compensation applicable to its executives, including the executives. Such a policy would control over any inconsistent provision of the Employment Agreement and be binding on the executives.
Severance Agreement with Mr. Arora. Pursuant to the terms of a severance agreement and general release entered into on February 26, 2019 between Envestnet Financial Technologies, Inc. and Mr. Arora (the “Separation Agreement”), Mr. Arora’s employment with Envestnet terminated effective March 1, 2019. Under the terms of the Separation Agreement, Mr. Arora is entitled to certain severance benefits following his termination in exchange for signing and not revoking a release of claims against Envestnet and its affiliates and in exchange for compliance with certain non-competition, non-solicitation, confidentiality, and non-disparagement obligations. Such severance benefits included a lump-sum cash payment of $1,990,000. Additionally, Mr. Arora has the right to continue to exercise certain stock options and the right to continue to vest in previously granted equity grants pursuant to the Envestnet Inc. 2010 Long-Term Incentive Plan, as described below.
First, Mr. Arora’s 2015 grant of stock options, which previously became fully vested, shall remain exercisable until the earlier of (i) the end of the term of such options and (ii) the 90-day anniversary of the date that he ceases to serve as a non-employee director of Envestnet. Additionally, Mr. Arora’s 2017 and 2018 grants of restricted stock units continued to vest and be distributed through the one-year anniversary of his termination date as if he remained employed during such year, with final distribution of the shares having occurred on February 28, 2020. Finally, a pro-rata portion (determined as if Mr. Arora had remained employed through the one-year anniversary of his termination date) of Mr. Arora’s 2018 grant of performance stock units may become vested following his termination date subject to satisfaction of the applicable performance goals as of the last day of the applicable performance period. Mr. Arora’s awards under the 2010 Long-Term Incentive Plan are subject to forfeiture and/or clawback in the event Mr. Arora violates the terms of certain covenants, such as his non-competition, non-solicitation, confidentiality and non-disparagement obligations, and such awards remain subject to the terms of the Clawback Policy.
Equity Incentive Plans. We currently maintain equity‑based incentive plans - the 2004 Stock Incentive Plan, the 2010 Long‑Term Incentive Plan, the Envestnet, Inc. Management Incentive Plan for Envestnet | Tamarac Management Employees (“MIP”) and the Envestnet, Inc. 2015 Acquisition Equity Award Plan. No new awards are being made under the 2004 Stock Incentive Plan, the Envestnet, Inc. 2015 Acquisition Equity Award Plan or the MIP. We established the 2010 Long‑Term Incentive Plan to (i) attract and retain key employees and other persons providing services to us and our related companies; (ii) motivate plan participants by means of appropriate incentive to achieve long‑range goals; (iii) provide incentive compensation opportunities that are competitive with those of other similar corporations; and (iv) further align plan participants’ interests with those of our shareholders. Under the 2010 Long‑Term Incentive Plan, we may issue stock options, stock appreciation rights, restricted stock, restricted stock units and other full value awards, as well as cash incentive awards.
In the event that (a) a Participant’s employment or service, as applicable, is terminated by us, our successor or one of our related companies that is the Participant’s employer for reasons other than cause (as defined in the 2010 Long‑Term Incentive Plan) within 24 months following a change in control (as defined in the 2010 Long‑Term Incentive Plan) or (b) the 2010 Long‑Term Incentive Plan is terminated by us or our successor following a change in control without provision for the continuation of outstanding awards under the 2010 Long‑Term Incentive Plan, all stock options and related awards which have not otherwise expired will become immediately exercisable and all other awards will become fully vested provided that the extent to which any award becomes vested based on the satisfaction of applicable performance goals or targets on or after a change in control, the Compensation Committee may make such determination either based on the determination of the satisfaction of the applicable performance goal based on actual performance through the date of such change in control or based on assumed performance at the target level through the date of such change in control. Awards outstanding under the 2004 Stock Incentive Plan will become fully vested and exercisable and all forfeiture restrictions on the awards will lapse if a change in control (as defined in the 2004 Stock Incentive Plan) occurs and the Participant’s awards are not converted, assumed or replaced, by awards of the surviving or successor entity or one of its affiliates.
Under our equity compensation plans, outstanding and unvested stock options may become fully vested and exercisable, and outstanding and unvested restricted stock units may become fully vested and be distributed upon a participant’s death, disability, or involuntary termination as determined by the Compensation Committee in its discretion. These provisions apply to all employees who participate in the Company’s equity plans. The outstanding equity awards held by the NEOs as of December 31, 2019 are described above under “2019 Outstanding Equity Awards at Fiscal Year‑End.”
With respect to the PSU Awards granted in 2018 and 2019, except as otherwise provided below, any portion of the PSU Award that is not vested upon the executive’s termination of employment will be forfeited. If the executive’s employment is terminated without “cause”, for “good reason”, or upon death or “permanent disability”, and subject to the execution of a release, the executive shall remain eligible to vest in a pro-rata portion of the PSUs on the applicable distribution dates based on actual performance. In the event of a change in control, the applicable performance measures for the PSU Awards will be determined as if target performance had been satisfied but subject to continued service vesting; provided, that the Compensation Committee may decide to accelerate vesting at the time of such change in control.
Transferability. Awards under the 2010 Long‑Term Incentive Plan are not transferable except as designated by the Participant by will or by laws of descent and distribution or, to the extent provided by the Compensation Committee, pursuant to a qualified domestic relations order or to or for the benefit of the Participant’s family (including, without limitation, to a trust or partnership for the benefit of a Participant’s family).
Withholding. All awards and other payments under the 2010 Long‑Term Incentive Plan are subject to withholding of all applicable taxes. With the consent of the Compensation Committee, withholding obligations may be satisfied with previously‑owned shares of common stock or shares of common stock to which the Participant is otherwise entitled under the 2010 Long‑Term Incentive Plan. The amount withheld in the form of such shares may not exceed the maximum individual tax rate for the Participant in applicable jurisdictions for such Participant (based on the applicable rates of the relevant tax authorities (for example, federal, state and local)), including the Participant’s share of payroll or similar taxes, as provided in law, regulations or the authority’s administrative practices, not to exceed the highest statutory rate in that jurisdiction, even if that rate exceeds the highest rate that may be applicable to the specific Participant.
Amendment and Termination. The Board may, at any time, amend or terminate the 2010 Long‑Term Incentive Plan, and the Board or the Compensation Committee may amend any award, provided that no amendment or termination may adversely affect the rights of any Participant without the Participant’s written consent. Adjustments to the 2010 Long‑Term Incentive Plan and awards on account of business transactions are not subject to the foregoing prohibition. The provisions of the 2010 Long‑Term Incentive Plan that prohibit repricing of stock options and stock appreciation rights cannot be amended unless the amendment is approved by our shareholders. The 2010 Long‑Term Incentive Plan also permits the Board to amend the 2010 Long‑Term Incentive Plan and any awards that are subject to Section 409A of the Internal Revenue Code (relating to nonqualified deferred compensation) as it deems necessary to conform to Section 409A.
Potential Payments Upon Termination or Change of Control
The following tables quantify the potential payments upon termination that our NEOs other than Mr. Bergman and Mr. Arora would receive assuming that the relevant termination event had occurred on December 31, 2019. The last table quantifies potential payments upon an involuntary termination without cause and a change of control that our executive officers would receive assuming that both the termination without cause and change in control had occurred on December 31, 2019.
For Mr. Bergman, following his death on October 3, 2019, Mr. Bergman’s estate was entitled to a payment of a pro-rata portion of his 2019 annual bonus payment in an amount equal to $493,287. Additionally, the Compensation Committee decided to vest all of his unvested RSUs and stock options that would have otherwise been forfeited on his death.
For Mr. Arora, as described above, Mr. Arora’s employment was terminated effective March 1, 2019. He received the severance payment, and his previously granted equity awards were treated, in each case, as summarized above in the Section titled “Severance Agreement with Mr. Arora.”
Termination Due to Death or Disability

Name	Severance Pay ($)	Pro-Rata Bonus ($)	Health Care Continuation ($)	Unvested Stock Options ($)	Unvested RSUs ($)	Unvested PSUs ($)	Total ($)
William Crager	—	525,000	—	—	—	729,342	1,254,342
Peter D’Arrigo	—	342,500	—	—	—	344,355	686,855
Stuart DePina	—	375,000	—	—	—	902,201	1,277,201
Scott Grinis	—	229,025	—	—	—	186,220	415,245
Joshua Mayer	—	222,500	—	—	—	70,304	292,804

There is no severance or health care continuation payable to any of the NEOs as a result of a termination due to death or disability. The pro-rata bonus is calculated as the average bonus for the executive officer paid with respect to the two calendar years preceding the date of termination multiplied by a fraction, the numerator of which equals the number of day so the year worked prior to the termination and the denominator of which equals 365. Because the assumed termination date is the last day of the year, the pro-rata bonus amounts listed above equal the average bonus paid during 2019 and 2018 for the applicable executive officers. Additionally, the PSUs granted to the NEOs in 2018 and 2019 would remain eligible to vest at the end of the performance period in an amount equal to the number of PSUs granted multiplied by the performance percentage determined based on the actual performance of the Company during the performance period further multiplied by a pro-rata fraction based on the number of days worked between the grant date and the date of termination divided by 1095. Because the performance percentage is not yet known, the amount in the table estimates the value of the PSUs granted in 2018 and 2019 that would become vested on such a termination assuming vesting with a performance percentage equal to 100% and a pro-rata fraction determined based on a termination date of December 31, 2019. All other equity awards held by the NEOs would be forfeited on termination. The value of the equity awards for the table above and the following tables was calculated using a stock price per share of $69.63, which is equal to the closing price of one share on the last trading day of the year on December 31, 2019.
Termination Without Cause or for Good Reason

Name	Severance Pay ($)	Pro-Rata Bonus ($)	Health Care Continuation ($)	Unvested Stock Options ($)	Unvested RSUs ($)	Unvested PSUs ($)	Total ($)
William Crager	1,800,000	525,000	34,578	—	—	729,342	3,088,920
Peter D’Arrigo	1,335,000	342,500	34,578	—	—	344,355	2,056,433
Stuart DePina	1,710,000	375,000	34,578	—	—	902,201	3,021,779
Scott Grinis	1,088,050	229,025	34,578	—	—	186,220	1,537,873
Joshua Mayer	1,112,876	222,500	34,578	—	—	70,304	1,440,258
Subject to the signing of a release and compliance with the terms of the Employment Agreements, in the event of a termination of the executive’s employment either without cause or for good reason, the executive will be entitled to (i) “Severance Pay” equal to two (2) multiplied by the sum of his (a) base salary plus (b) an amount equal to the average of his most recent two annual bonuses (paid in equal installments on regular payment dates over two (2) years), (ii) a “Pro-Rata Bonus for Year of Termination” equal to the average of his most recent two annual bonuses multiplied by a fraction, the numerator of which equals the number of days during the calendar year prior to the termination date and the denominator of which equals 365 (paid on the sixty-day anniversary of the termination date), and (iii) a “Health Care Continuation” lump sum cash payment equal to the applicable percentage of the monthly COBRA coverage in connection with his termination multiplied by eighteen months (with the applicable percentage equal to the percentage of the executive’s health care premium costs covered by the company as of the termination date) (paid on the sixty-day anniversary of the termination date).
The PSUs granted to the NEOs in 2018 and 2019 would remain eligible to vest at the end of the performance period in an amount equal to the number of PSUs granted multiplied by the performance percentage determined based on the actual performance of the Company during the performance period further multiplied by a pro-rata fraction based on the number of days worked between the grant date and the date of termination divided by 1095. Because the performance percentage is not yet known, the amount in the table estimates the value of the PSUs granted in 2018 and 2019 that would become vested on such a termination assuming vesting with a performance percentage equal to 100% and a pro-rata fraction determined based on a termination date of December 31, 2019. All other equity awards held by the NEOs would be forfeited on such termination (unless such termination were within twenty-four months following a change in control as described below).
Termination Following Change of Control

Name	Severance Pay ($)	Pro-Rata Bonus ($)	Health Care Continuation ($)	Unvested Stock Options ($)	Unvested RSUs ($)	Unvested PSUs ($)	Total ($)
William Crager	1,800,000	525,000	34,578	18,131	1,792,973	1,874,022	6,044,704
Peter D’Arrigo	1,335,000	342,500	34,578	12,176	1,049,254	906,583	3,680,091
Stuart DePina	1,710,000	375,000	34,578	11,872	3,495,938	3,618,462	9,245,850
Scott Grinis	1,088,050	229,025	34,578	7,093	552,793	481,770	2,393,309
Joshua Mayer	1,112,876	222,500	34,578	7,093	493,189	251,086	2,121,322
The severance amounts payable for a termination without cause or for good reason following a change in control would be the same for all NEOs as a termination without cause or for good reason described above. All outstanding unvested equity awards held by the NEOs would become vested for a termination without cause within twenty-four months following a change in control (but not all equity would become vested on a termination for good reason as that would only apply to certain equity awards as described in the previous table for a termination with good reason).
Equity Compensation Plan Information
The following table summarizes, as of December 31, 2019, the equity compensation plans under which we may issue equity securities of the Company. Those plans include a 2004 stock incentive plan, the 2010 Long-Term Incentive Plan, the Envestnet, Inc. Management Incentive Plan for Envestnet | Tamarac Management Employees (the “2012 Plan”), and the Envestnet, Inc. 2019 Acquisition Equity Incentive Plan (the “2019 Equity Plan”).

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)	Weighted-average exercise price of outstanding options, warrants and rights (b)	Number of securities remaining available for future issuance under equity compensation plans (c), excluding securities referenced in column (a)
Equity compensation plans approved by security holders	1,148,586	$25.69	2,031,743
Equity compensation plans not approved by security holders (1)	2,000	$12.51	216,929
Total	1,150,586	$25.66	2,248,672

(1)
As a result of a merger in 2012, the Company adopted the 2012 Plan. The 2012 Plan provides for the grant of restricted common stock, stock options and the purchase of common stock for certain Envestnet | Tamarac employees. The 2012 Plan provides for the grant of up to 559,551 shares of common stock (“Target Incentive Awards”). The Target Incentive Awards vest based upon Tamarac meeting certain performance conditions and then a subsequent two-year service condition. The Company measured the cost of these awards based on the estimated fair value of the award as of the market closing price on the day before the acquisition closed. As of December 31, 2017, all 559,551 shares of restricted stock had vested.

As a result of the Company’s acquisition of PIEtech Inc. in 2019, the Company adopted the 2019 Equity Plan in order to make inducement grants to certain legacy PIEtech employees who joined Envestnet | MoneyGuide. Envestnet agreed to grant at future dates, not earlier than the sixty day anniversary of the PIEtech acquisition, up to 301,469 shares of Envestnet common stock in the form of RSUs and PSUs pursuant to the 2019 Equity Plan. The RSUs vest over time and the PSUs vest upon the achievement of meeting certain performance conditions as well as a subsequent service condition. The Company is recognizing the estimated expense on a graded-vesting method over a requisite service period of three to five years, which is the estimated vesting period.

COMPENSATION COMMITTEE REPORT
The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis contained in this proxy statement with management and, based on such review and discussion, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in the Company’s 2019 Annual Report on Form 10-K and in this proxy statement.

James Fox, Chairperson Ross Chapin Gayle Crowell Gregory Smith

CEO PAY RATIO
We are committed to providing a comprehensive total rewards program to attract, retain, and reward highly qualified, diverse, and productive employees. The total rewards program emphasizes alignment of employee efforts to support our corporate strategies. The components of the program include compensation, benefits, learning and development opportunities and recognition of employee performance. We strive to remain externally competitive in relevant labor markets while maintaining internal equity and rewarding performance. As of December 31, 2019, we had 4,190 employees, including employees in operations, research and development, engineering and systems, executive and corporate functions, sales and marketing and investment management and research. Of these, 1,643 employees were located in the United States, 2,532 were located in India, and 15 were located in other international locations.
In accordance with applicable SEC rules, we are providing the ratio of the total annual compensation of Mr. Bergman, our CEO during part of 2019 who served in that position on the date the Company selected to identify the median employee, to the annual compensation of an identified median employee of the Company. For purposes of this 2019 pay ratio disclosure, we used the same median employee that we identified in 2017 since we believe that there has been no change in our employee population or employee compensation arrangements that would result in a significant change in our pay ratio disclosure. We identified the median employee by examining the base salary as of December 31, 2017 (the “determination date”) for all employees, excluding the CEO, who were employed by us on December 31, 2017. We included all employees, whether employed on a full-time, part-time, or seasonal basis. For full-time employees hired in 2017, an annualized salary was used. However, compensation for part-time employees was not annualized. We did not make any other assumptions, adjustments, or estimates with respect to base salaries other than converting all base salaries to U.S. dollars on the determination date. After identifying the median employee, the median employee’s total annual compensation was calculated in accordance with the requirements of the Summary Compensation Table.
With respect to Mr. Bergman, we adjusted the amount reported in the “Total” column of our 2019 Summary Compensation Table included in this proxy statement by annualizing his base salary to account for the fact that he ceased employment with us on October 3, 2019.
The 2019 annual total compensation of the median employee, identified based on the methodology described above and converted from Indian rupees to U.S. dollars based on the conversion rate in effect on December 31, 2019, who was located in India, was $23,240. The 2019 annual total compensation of our CEO was $4,104,970. As a result, the ratio of the annual total compensation of our CEO to our median employee was 177 to 1.
The SEC’s rules requiring pay ratio disclosure allow companies to exercise a significant amount of flexibility in making a determination as to who is the median employee and does not mandate that each public company use the same method. In addition, our compensation philosophy means fair pay based on a person’s role in the Company, a subjective determination of the market value of that person’s job and that person’s performance in that position. As a result, the annual total compensation of our median employee is unique to that person and is not a good indicator of the annual total compensation of any of our other employees and is not comparable to the annual total compensation of employees at other companies. Similarly, we would not expect that the ratio of the annual total compensation of our CEO to our median employee to be a number that can be compared to the ratio determined by other companies in any meaningful fashion.

PROPOSAL NO. 2: ADVISORY VOTE TO APPROVE EXECUTIVE COMPENSATION
In accordance with SEC rules, we are asking our shareholders to vote to approve, on an advisory (nonbinding) basis, the compensation of our NEOs as disclosed in this proxy statement.
Envestnet believes compensation should be transparent, understandable and effectively communicated, consistent with our risk profile and reflect good governance practices. Our executive compensation program is designed to attract and retain skilled executives and to be fiscally responsible to our shareholders. Envestnet offers an attractive compensation program and seeks to pay executives for company and individual performance, align the pay of executives with shareholders’ interests and long-term value creation and award executives for their achievement of goals set for that performance year or period. The Compensation Committee regularly reviews the compensation programs for our NEOs to ensure that they are achieving the desired goals it sets. Please read the “Compensation Discussion and Analysis” discussion for additional details about our executive compensation programs, including information about the fiscal year 2019 compensation of our NEOs.
We believe that our executive compensation programs are structured in the best manner possible to support the Company and our business objectives. We are asking our shareholders to indicate their support for our NEO compensation as described in the section of this proxy statement entitled “Compensation Discussion and Analysis” and in the compensation tables and related narrative discussion. This proposal, commonly known as a “say‑on‑pay” proposal, gives our shareholders the opportunity to express their views on our NEOs’ compensation. Accordingly, we will ask our shareholders to vote “FOR” the following resolution at the Annual Meeting:
“RESOLVED, that the compensation of the NEOs, as disclosed pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, the compensation tables and related narrative discussion, is hereby APPROVED.”
The say‑on‑pay vote is advisory, and therefore not binding on the Company, the Compensation Committee, or the Board. However, the Board and the Compensation Committee value the opinions of our shareholders and will review the voting results carefully.
THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE APPROVAL OF EXECUTIVE COMPENSATION.

AUDIT COMMITTEE REPORT
Our management prepares our consolidated financial statements in accordance with U.S. GAAP and is responsible for the financial reporting process that generates these statements. The Audit Committee has reviewed and discussed our audited financial statements with management. Management is also responsible for establishing and maintaining adequate internal control over financial reporting and for performing an assessment of the effectiveness of internal control. KPMG is responsible for auditing those financial statements and expressing an opinion as to their conformity with U.S. GAAP, and annually attesting to the effectiveness of our internal control over financial reporting. The Audit Committee, on behalf of the Board, monitors and reviews these processes, acting in an oversight capacity relying on the information provided to it and on the representations made to it by our management, KPMG and other advisors.
In connection with its audit of our financial statements for the year ended December 31, 2019, KPMG presented to and reviewed with the Audit Committee the matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board (“PCAOB”) and the SEC. The Audit Committee has also discussed with KPMG their independence from Envestnet, including a review of audit and non‑audit fees, and has reviewed in that context the written disclosures and the letter required by the applicable requirements of the PCAOB regarding the independent accountant’s communications with the Audit Committee concerning independence.
Based on the review and discussions referred to above, and in reliance on the information, opinions, reports or statements presented to the Audit Committee by our management and KPMG, the Audit Committee recommended to the Board that the December 31, 2019 audited consolidated financial statements be included in Envestnet’s Annual Report on Form 10‑K.

Gregory Smith, Chairperson Ross Chapin James Fox Charles Roame

PROPOSAL NO. 3: RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
Typically, the appointment of our independent registered public accounting firm is approved annually by the Audit Committee and ratified by our shareholders. The Audit Committee reviews both the audit scope and estimated fees for professional services for the coming year. The Audit Committee has appointed KPMG as our independent registered public accounting firm for the year ending December 31, 2020. If the Company’s shareholders do not ratify the appointment of KPMG, the Audit Committee will reconsider the appointment and may affirm the appointment or retain another independent accounting firm. Even if the appointment is ratified, the Audit Committee may in the future replace KPMG as our independent registered public accounting firm if it is determined that it is in the Company’s best interests to do so.
Our audited financial statements for the year ended December 31, 2019 will be presented at the Annual Meeting.
Independent Registered Public Accounting Firm Fee Information
The following table sets forth the approximate aggregate fees for professional services rendered by KPMG for 2018 and 2019:

	2018	2019
Audit fees (1)	$5,278,000	$4,866,000
Audit-related fees (2)	315,000	115,500
Tax fees	—	—
All other fees	—	—
Total	$5,593,000	$4,981,500

(1)	Audit fees include:

*	the audits of our consolidated financial statements and internal control over financial reporting (including audit work performed over acquisitions);

*	reviews of quarterly consolidated financial statements;

*	the statutory audits of two of our subsidiaries;

*	consent and comfort letter issued in conjunction with the filing of registration statements;
(2) Audit‑related fees include:

*	services to issue Service Organization Controls (SOC1) reports;

*	services related to due diligence support for a potential acquisition

Pre‑Approval Policy of Audit and Non‑Audit Services
The Audit Committee pre‑approved all of the services associated with the fees described above. The Audit Committee has adopted policies and procedures for the pre‑approval of all audit and permissible non‑audit services provided by our independent registered public accounting firm. The Audit Committee provides a general pre‑approval of certain audit and non‑audit services on an annual basis. The types of services that may be covered by a general pre‑approval include other audit services, audit‑related services and permissible non‑audit services. If a type of service is not covered by the Audit Committee’s general pre‑approval, the Audit Committee must review the service on a specific case by case basis and pre‑approve it if such service is to be provided by the independent registered public accounting firm. Annual audit services, engagement terms, and fees require specific pre‑approval of the Audit Committee. Any proposed services exceeding the pre‑approved fees also require specific pre‑approval by the Audit Committee. For both types of pre‑approval, the Audit Committee will consider whether such services are consistent with the SEC’s rules on auditor independence. The Audit Committee may delegate either type of pre‑approval authority to one or more of its members.
THE BOARD OF DIRECTORS AND THE AUDIT COMMITTEE RECOMMEND A VOTE “FOR” THE RATIFICATION OF THE APPOINTMENT OF THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM.

SHAREHOLDER PROPOSALS FOR 2021 ANNUAL MEETING
Any proposal that a shareholder wishes to include in our proxy materials for the next annual meeting must be received at the following address no later than December 9, 2020 and otherwise comply with the requirements of the SEC to be eligible for inclusion in Envestnet’s 2021 annual meeting proxy statement and form of proxy: Corporate Secretary, Envestnet, Inc., 35 East Wacker Drive, Suite 2400, Chicago, Illinois, 60601.
To submit a shareholder proposal that is not eligible for inclusion in the proxy materials for our next annual meeting, or to make a nomination for one or more directors at the annual meeting, a shareholder must give timely notice of the proposal or nomination in writing to our Corporate Secretary at our principal executive offices and comply with the other requirements set forth in our by-laws. To be timely, notice must be delivered to the Corporate Secretary at the address noted above between December 9, 2020 and January 8, 2021; provided, however, that if the date of the annual meeting is more than 30 days before or after the anniversary date of the prior year’s annual meeting, we must receive the shareholder’s notice by the close of business on the later of 90 days prior to the annual meeting and 10 days after the day we provide public disclosure of the meeting date. The notice must set forth, as to each proposed matter, the information required by Section 4.1 (for shareholder proposals) or Section 5.2 (for director nominations) of our by-laws which includes the following: (a) for shareholder proposals, a brief description of the business desired to be brought before the meeting, the text of the proposal or business (including the text of any resolutions proposed for consideration and in the event that such business includes a proposal to amend our by‑laws, the language of the proposed amendment), and reasons for conducting such business at the meeting or, for director nominations, certain biographical and background information about each nominee; (b) the name and record address of the shareholder proposing such business or director nominee and the beneficial owner, if any, on whose behalf the proposal or nomination is made; (c) the number of shares of our common stock that are owned beneficially and of record by the shareholder and beneficial owner; (d) for shareholder proposals, any material interest of the shareholder in such business or, for director nominations, a description of all arrangements or understandings between such shareholder and each person the shareholder proposes for election or reelection as a director; and (e) any other information that is required to be provided by such shareholder pursuant to the Exchange Act or applicable SEC rules.
OTHER MATTERS
We do not know of any matters which may be presented at the Annual Meeting other than those specifically set forth in the Notice of Annual Meeting. If any other matters come before the meeting or any adjournment thereof, the persons named in the accompanying form of proxy and acting thereunder will vote in accordance with their best judgment with respect to such matters.
The Company has made available to you its Annual Report on Form 10-K which you may access at www.envestnet.com. We will furnish without charge to each person whose proxy is being solicited, upon the written request of any such person, a copy of our Annual Report on Form 10-K for the fiscal year ended December 31, 2019, as filed with the SEC, including the financial statements and schedules thereto. Requests for copies of such report should be directed to Envestnet’s Corporate Secretary at 35 East Wacker Drive, Suite 2400, Chicago, IL 60601.

By Order of the Board of Directors,

Shelly O’Brien
Corporate Secretary

APPENDIX A
DEFINITIONS AND RECONCILIATIONS OF GAAP AND NON-GAAP FINANCIAL MEASURES
In addition to reporting results according to U.S. GAAP, we also disclose certain non-GAAP financial measures to enhance the understanding of our operating performance. Those measures include “adjusted EBITDA” and “adjusted net income per diluted share” (“adjusted EPS”).
“Adjusted EBITDA” represents net income (loss) before deferred revenue fair value adjustment, interest income, interest expense, imputed interest expense on contingent consideration, accretion on contingent consideration and purchase liability, income tax provision (benefit), depreciation and amortization, non‑cash compensation expense, restructuring charges and transaction costs, severance, fair market value adjustment on contingent consideration liability, litigation related expense, foreign currency, non-income tax expense adjustment, loss allocation from equity method investment, impairment of equity method investment and loss attributable to non‑controlling interest.
“Adjusted net income” represents net income (loss) before deferred revenue fair value adjustment, accretion on contingent consideration and purchase liability, non‑cash interest expense, non‑cash compensation expense, restructuring charges and transaction costs, severance, amortization of acquired intangibles and fair value adjustment to property and equipment, net, fair‑market value adjustment on contingent consideration liability, litigation related expense, foreign currency, non-income tax expense adjustment, loss allocation from equity method investment, impairment of equity method investment and loss attributable to non‑controlling interest. Reconciling items are presented gross of tax, and a normalized tax rate is applied to the total of all reconciling items to arrive at adjusted net income. The normalized tax rate is based solely on the estimated blended statutory income tax rates in the jurisdictions in which we operate. We monitor the normalized tax rate based on events or trends that could materially impact the rate, including tax legislation changes and changes in the geographic mix of our operations.
“Adjusted EPS” represents adjusted net income attributable to common shareholders divided by the diluted number of weighted‑average shares outstanding.
Our Board and our management use adjusted EBITDA and adjusted net income per share:

•	As measures of operating performance;

•	For planning purposes, including the preparation of annual budgets;

•	To allocate resources to enhance the financial performance of our business;

•	To evaluate the effectiveness of our business strategies; and

•	In communications with our Board concerning our financial performance.
Our Compensation Committee, Board and our management may also consider adjusted EBITDA, among other factors, when determining management’s incentive compensation.
We also present adjusted EBITDA and adjusted EPS as supplemental performance measures because we believe that they provide our Board, management and investors with additional information to assess our performance. Adjusted EBITDA provide comparisons from period to period by excluding potential differences caused by variations in the age and book depreciation of fixed assets affecting relative depreciation expense and amortization of internally developed software, amortization of acquired intangible assets, litigation‑related expense, foreign currency, income tax provision (benefit), restructuring charges and transaction costs, accretion on contingent consideration and purchase liability, fair market value adjustments on contingent consideration liability, non-income tax expense, severance, loss allocation from equity method investment, impairment of equity method investment, loss attributable to non‑controlling interest, and changes in interest expense and interest income that are influenced by capital structure decisions and capital market conditions. Our management also believes it is useful to exclude non‑cash stock‑based compensation expense from adjusted EBITDA and adjusted net income because non‑cash equity grants made at a certain price and point in time do not necessarily reflect how our business is performing at any particular time.
We believe adjusted EBITDA and adjusted EPS are useful to investors in evaluating our operating performance because securities analysts use adjusted EBITDA and adjusted EPS as supplemental measures to evaluate the overall performance of companies, and we anticipate that our investor and analyst presentations will include adjusted EBITDA and adjusted EPS.
Adjusted EBITDA and adjusted EPS are not measurements of our financial performance under U.S. GAAP and should not be considered as an alternative to revenues, net income, operating income or any other performance measures derived in accordance with U.S. GAAP, or as an alternative to cash flows from operating activities as a measure of our profitability or liquidity.
We understand that, although adjusted EBITDA and adjusted EPS are frequently used by securities analysts and others in their evaluation of companies, these measures have limitations as an analytical tool, and you should not consider them in isolation, or as a substitute for an analysis of our results as reported under U.S. GAAP. In particular you should consider:

•	Adjusted EBITDA and adjusted EPS do not reflect our cash expenditures, or future requirements for capital expenditures or contractual commitments;

•	Adjusted EBITDA and adjusted EPS do not reflect changes in, or cash requirements for, our working capital needs;

•	Adjusted EBITDA and adjusted EPS do not reflect non‑cash components of employee compensation;

•
Although depreciation and amortization are non‑cash charges, the assets being depreciated and amortized often will have to be replaced in the future, and adjusted EBITDA does not reflect any cash requirements for such replacements;

•
Due to either net losses before income tax expense or the use of federal and state net operating loss carryforwards in 2019, 2018 and 2017, we paid net cash of $8,119, $5,531, and $3,261 in the years ended December 31, 2019, 2018 and 2017, respectively. In the event that we begin to generate taxable income and our existing net operating loss carryforwards for federal and state income taxes have been fully utilized or have expired, income tax payments will be higher; and

•	Other companies in our industry may calculate adjusted EBITDA and adjusted EPS differently than we do, limiting their usefulness as a comparative measure.
Management compensates for the inherent limitations associated with using adjusted EBITDA and adjusted EPS through disclosure of such limitations, presentation of our financial statements in accordance with U.S. GAAP and reconciliation of adjusted EBITDA and adjusted EPS to net income and net income per share, the most directly comparable U.S. GAAP measure. Further, our management also reviews U.S. GAAP measures and evaluates individual measures that are not included in some or all of our non‑U.S. GAAP financial measures, such as our level of capital expenditures and interest income, among other measures.

The following table sets forth the reconciliation of net income (loss) to adjusted EBITDA based on our historical results:

	Years ended December 31
(in millions)	2014	2015	2016	2017	2018	2019
Net income (loss)	$13.98	$4.44	$(55.57)	$(3.28)	$4.01	$(17.20)
Deferred revenue fair value adjustment	—	0.32	1.27	0.13	0.12	9.27
Interest income	(0.14)	(0.34)	(0.04)	(0.20)	(2.36)	(3.35)
Interest expense	0.63	10.27	16.60	16.35	25.20	32.52
Imputed interest expense on contingent consideration	1.47	—	—	—	—	—
Accretion on contingent consideration and purchase liability	—	0.89	0.15	0.51	0.22	1.77
Income tax provision (benefit)	8.53	4.55	15.08	1.59	(13.17)	(30.89)
Depreciation and amortization	18.65	27.96	64.00	62.82	77.63	101.27
Non-cash compensation expense	11.42	15.16	33.28	31.33	40.25	60.44
Restructuring charges and transaction costs	2.67	13.50	5.78	13.67	15.58	26.56
Severance	0.74	1.70	4.34	2.32	8.32	15.37
Fair market value adjustment on contingent consideration liability	(1.43)	(4.15)	1.59	—	—	(8.13)
Litigation related expense	0.02	0.07	5.59	1.03	—	2.88
Foreign currency	—	—	(0.72)	0.49	(0.59)	(0.07)
Non-income tax expense adjustment	—	—	6.23	0.35	(0.59)	0.37
Loss allocation from equity method investment	—	—	1.42	1.47	1.15	2.36
Impairment of equity method investment	—	—	0.73	—	—	—
Other	(1.83)	0.07	(1.38)	—	—	—
Loss attributable to non-controlling interest	1.23	1.64	1.08	0.32	1.79	0.11
Adjusted EBITDA	$55.94	$76.07	$99.44	$128.89	$157.55	$193.29
Note: Numbers may not sum due to rounding

The following table sets forth the reconciliation of net income (loss) to adjusted net income and adjusted EPS based on our historical results:

	Years ended December 31
(in millions except per share amounts)	2014	2015	2016	2017	2018	2019
Net income (loss)	$13.98	$4.44	$(55.57)	$(3.28)	$4.01	$(17.20)
Income tax provision (benefit)	8.53	4.55	15.08	1.59	(13.17)	(30.89)
Income (loss) before income tax provision	22.51	8.99	(40.49)	(1.69)	(9.16)	(48.09)
Deferred revenue fair value adjustment	—	0.32	1.27	0.13	0.12	9.27
Accretion on contingent consideration and purchase liability	1.47	0.89	0.15	0.51	0.22	1.77
Non-cash interest expense	0.33	6.39	8.24	8.99	13.91	18.74
Non-cash compensation expense	11.42	15.16	33.28	31.33	40.25	60.44
Restructuring charges and transaction costs	2.67	13.50	5.78	13.67	15.58	26.56
Severance	0.74	1.70	4.34	2.32	8.32	15.37
Amortization of acquired intangible assets and fair value adjustment to property and equipment, net	10.64	17.64	45.52	42.13	53.86	70.68
Fair market value adjustment on contingent consideration liability	(1.43)	(4.15)	1.59	—	—	(8.13)
Litigation related expense	0.02	0.07	5.59	1.03	—	2.88
Foreign currency	—	—	(0.72)	0.49	(0.59)	(0.07)
Non-income tax expense adjustment	—	—	6.23	0.35	(0.59)	0.37
Loss allocation from equity method investment	—	—	1.42	1.47	1.15	2.36
Impairment of equity method investment	—	—	0.73	—	—	—
Other	(1.83)	0.07	(1.38)	—	—	—
Loss attributable to non-controlling interest	1.23	1.64	1.08	0.32	1.79	0.11
Adjusted net income before income tax effect	47.77	62.20	72.63	101.05	124.84	152.26
Income tax effect	(18.23)	(24.51)	(29.05)	(40.42)	(33.71)	(38.83)
Adjusted net income	$29.54	$37.70	$43.58	$60.63	$91.14	$113.44

Diluted number of weighted-average shares outstanding	36.88	38.39	44.58	46.15	47.38	52.68

Adjusted EPS	$0.80	$0.98	$0.98	$1.31	$1.92	$2.15
Note: Numbers may not sum due to rounding.

ANNUAL MEETING OF SHAREHOLDERS OF

ENVESTNET, INC.

May 13, 2020

PROXY VOTING INSTRUCTIONS

INTERNET - Access "**www.voteproxy.com**" and follow the on-screen instructions or scan the QR code with your smartphone. Have your proxy card available when you access the web page.

TELEPHONE - Call toll-free **1-800-PROXIES** (1-800-776-9437) in the United States or **1-718-921-8500** from foreign countries from any touch-tone telephone and follow the instructions. Have your proxy card available when you call.

Vote online/phone until 11:59 PM EST the day before the meeting.

MAIL - Sign, date and mail your proxy card in the envelope provided as soon as possible.

IN PERSON - The Annual Meeting will be a virtual-only meeting. You may vote your shares at **https://web.lumiagm.com/241143720** during the Annual Meeting using the control number and password. The password for this meeting is **envestnet2020** (case sensitive).

GO GREEN - e-Consent makes it easy to go paperless. With e-Consent, you can quickly access your proxy material, statements and other eligible documents online, while reducing costs, clutter and paper waste. Enroll today via www.astfinancial.com to enjoy online access.

COMPANY NUMBER	
ACCOUNT NUMBER	

NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIAL:
The Notice of Meeting, proxy statement and proxy card
are available at www.envestnet.com

Please detach along perforated line and mail in the envelope provided IF you are not voting via telephone or the Internet.

20433000000000000000 5 051320

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" EACH DIRECTOR NOMINEE IN PROPOSAL 1 AND "FOR" EACH OF PROPOSALS 2 AND 3.
PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒

1. The election as director the nominees listed below (except as marked to the contrary below):

☐ FOR ALL NOMINEES

☐ WITHHOLD AUTHORITY FOR ALL NOMINEES

☐ FOR ALL EXCEPT (See instructions below)

NOMINEES:
- ○ Luis A. Aguilar
- ○ Ross Chapin
- ○ William Crager
- ○ James Fox

INSTRUCTIONS: To withhold authority to vote for any individual nominee(s), mark **"FOR ALL EXCEPT"** and fill in the circle next to each nominee you wish to withhold, as shown here: ●

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method. ☐

	FOR	AGAINST	ABSTAIN
2. The approval, on an advisory basis, of 2019 executive compensation.	☐	☐	☐
3. The ratification of KPMG LLP as the independent registered public accounting firm for the fiscal year ending December 31, 2020.	☐	☐	☐

Signature of Shareholder ______ Date: ______ Signature of Shareholder ______ Date: ______

Note: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

ANNUAL MEETING OF SHAREHOLDERS OF

ENVESTNET, INC.

May 13, 2020

GO GREEN

e-Consent makes it easy to go paperless. With e-Consent, you can quickly access your proxy material, statements and other eligible documents online, while reducing costs, clutter and paper waste. Enroll today via www.astfinancial.com to enjoy online access.

NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIAL:
The Notice of Meeting, proxy statement and proxy card are available at www.envestnet.com

Please sign, date and mail your proxy card in the envelope provided as soon as possible.

↓ Please detach along perforated line and mail in the envelope provided. ↓

20433000000000000000 5 051320

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" EACH DIRECTOR NOMINEE IN PROPOSAL 1 AND "FOR" EACH OF PROPOSALS 2 AND 3.
PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒

1. The election as director the nominees listed below (except as marked to the contrary below):

☐ **FOR ALL NOMINEES**

☐ **WITHHOLD AUTHORITY FOR ALL NOMINEES**

☐ **FOR ALL EXCEPT** (See instructions below)

NOMINEES:
- ○ Luis A. Aguilar
- ○ Ross Chapin
- ○ William Crager
- ○ James Fox

INSTRUCTIONS: To withhold authority to vote for any individual nominee(s), mark **"FOR ALL EXCEPT"** and fill in the circle next to each nominee you wish to withhold, as shown here: ●

	FOR	AGAINST	ABSTAIN
2. The approval, on an advisory basis, of 2019 executive compensation.	☐	☐	☐
3. The ratification of KPMG LLP as the independent registered public accounting firm for the fiscal year ending December 31, 2020.	☐	☐	☐

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method. ☐

Signature of Shareholder ______ Date: ______ Signature of Shareholder ______ Date: ______

Note: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

ENVESTNET, INC.

2020 Annual Meeting of Shareholders

The Annual Meeting of Shareholders of Envestnet, Inc. will be held on Wednesday, May 13, 2020 at 10:00 a.m. Central Time virtually via the internet at **https://web.lumiagm.com/241143720**. The password for this meeting is **envestnet2020** (case sensitive).

You may log in beginning at 9:45 a.m. Central Time and the meeting will start promptly at 10:00 a.m. The meeting is expected to last about 30 minutes.

0

ENVESTNET, INC.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS (the "Board") OF ENVESTNET, INC.

The undersigned shareholder(s) of Envestnet, Inc. (the "Company") hereby appoints William Crager or Peter D'Arrigo, or either of them (the "Proxies"), with full power of substitution, as attorneys and proxies of the undersigned, with the powers the undersigned would possess if personally present, and with full power of substitution, to vote all shares of common stock of the Company at the Annual Meeting of Shareholders of the Company to be held on Wednesday, May 13, 2020, at 10:00 a.m., Central Time, virtually via the internet at https://web.lumiagm.com/241143720, password for this meeting is envestnet2020 (case sensitive) and at any postponements, continuations or adjournments thereof, upon all subjects that may properly come before the meeting, including the matters described in the Proxy Statement furnished herewith, subject to any directions indicated below.

This proxy, when properly executed and delivered, will be voted in the manner directed on the reverse side. If no direction is made, the shares will be voted in accordance with the recommendation of the Board, as indicated on the reverse side, and in the best judgment of the Proxies with respect to any other matters that may properly come before the Annual Meeting.

I hereby vote my shares of Envestnet, Inc. common stock as specified on the reverse side of this card.

1.1

(Continued and to be signed on the reverse side.)

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